As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-294663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FACTORIAL ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	42-2967285
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S employer identification no.)

805 Middlesex Turnpike

Billerica, MA 01821

Telephone: (617) 315-9733

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Jocelyn M. Arel, Esq.

Jeffrey A. Letalien, Esq.

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Tel: (212) 813-8800

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement became effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This post-effective amendment No. 1 to registration statement shall hereinafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-294663, declared effective as of May 6, 2026 (as amended, the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Factorial Energy Inc., a Delaware corporation (“New Factorial” or the “PubCo”), as the successor to Cartesian Growth Corporation III, a Cayman Islands exempted company limited by shares (“CGC”) to, among other things, (i) set forth additional information to reflect the Domestication (as defined below) and other material changes made in connection with or resulting from the succession, the closing of the Business Combination (as defined below) and as necessary to keep the Registration Statement from being misleading in any material respect, and (ii) provide financial statements and related notes of CGC and Factorial Inc., a Delaware corporation (“Factorial”).

On June 5, 2026, as contemplated by the Business Combination Agreement (as defined below) and described in the section titled “Proposal No. 1 - The Business Combination Proposal” of the final prospectus and definitive proxy statement of CGC, dated May 6, 2026 (the “Final Prospectus”) and filed with the U.S. Securities and Exchange Commission (the “Commission”), CGC changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware, as described further below (the “Domestication”), and changed its name to “Factorial Energy Inc.” New Factorial expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, CGC, and, as of any time after the Domestication, New Factorial. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement titled “Proposal No. 2 - The Domestication Proposal.” In the Domestication, CGC effected a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), domesticated as a corporation incorporated under the laws of the State of Delaware.

In connection with the Domestication, immediately prior to the Domestication, (1) CGC effected the redemption of Class A ordinary shares of CGC, par value $0.0001 per share (the “CGC Class A Shares”), initially issued in CGC’s initial public offering (the “Public Shares” and the holders of Public Shares, the “Public Shareholders”) that were validly submitted for redemption and not withdrawn; and (2) each holder of each issued and outstanding CGC Class B ordinary shares of CGC, par value $0.0001 per share (the “CGC Class B Shares” or the “Founder Shares,” and together with the CGC Class A Shares, the “CGC Ordinary Shares”) irrevocably and unconditionally elected to convert, on a one-for-one basis, each CGC Class B Share held by it into one CGC Class A Share (the “Class B Share Conversion”). At the effective time of the Domestication, each outstanding CGC Class A Share (excluding Public Shares validly submitted for redemption, but including CGC Class A Shares issued upon the Class B Share Conversion) was reclassified as one share of Series A common stock, par value $0.00001 per share, of PubCo (the “PubCo Series A Common Stock”).

Trading of PubCo Series A Common Stock and the Pubco Public Warrants (as defined in the Final Prospectus) began on the Nasdaq Capital Market (“Nasdaq”) on June 8, 2026, under the new ticker symbols “FAC” and “FACWW,” respectively. Prior to the Domestication, the CGC Class A Shares and CGC Public Warrants (as defined in the Final Prospectus) traded under the ticker symbols “CGCT” and “CGCTW”, respectively, on the Nasdaq Stock Market LLC. Upon effectiveness of the Domestication, the CUSIP numbers relating to the PubCo Series A Common Stock and PubCo Public Warrants changed to 30347G103 and 30347G111, respectively.

The rights of holders of PubCo Series A Common Stock are now governed by New Factorial’s Delaware certificate of incorporation, its Delaware bylaws and the DGCL, each of which is described in the Final Prospectus. The Final Prospectus formed part of the Registration Statement.

This Amendment sets forth additional information to reflect the Domestication and other material changes made in connection with or resulting from the succession, the closing of the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of December 17, 2025 (as amended by the Amendment No. 1 to Business Combination Agreement, dated as of March 26, 2026 and Amendment No. 2 to Business Combination Agreement, dated as of May 18, 2026, the “Business Combination Agreement”), by and among CGC, Fenway MS, Inc., a Delaware corporation and wholly-owned subsidiary of CGC (“Merger Sub”), and Factorial, and to keep the Registration Statement from being misleading in any material respect. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in the Company’s name, jurisdiction of incorporation or capital structure. On June 10, 2026, New Factorial filed a Current Report on Form 8-K disclosing the closing of the Business Combination and certain related transactions. Set forth below is the following additional information:

1.	the unaudited pro forma condensed combined financial information of PubCo as of and for the three months ended March 31, 2026 and for the year ended December 31, 2025;
2.	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Factorial for the three months ended March 31, 2026 and 2025;
3.	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of CGC for the three months ended March 31, 2026 and 2025;
4.	the unaudited condensed consolidated financial statements of Factorial as of March 31, 2026 and for the three months ended March 31, 2026 and 2025; and
5.	the unaudited consolidated condensed financial statements of CGC as of March 31, 2026 and for the three months ended March 31, 2026 and 2025.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

Page
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF PUBCO AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND FOR THE YEAR ENDED DECEMBER 31, 2025	2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FACTORIAL FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CGC FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025	25
INDEX TO FINANCIAL STATEMENTS	F-1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data, unless otherwise stated)

Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Current Report on Form 8-K (“Form 8-K”) filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2026 and, if not defined in the Form 8-K, capitalized terms used but not defined in this section shall have the meanings ascribed to them in the definitive proxy statement/prospectus filed by Cartesian Growth Corporation III with the Commission on May 6, 2026, prior to the consummation of the business combination (the “Proxy Statement/Prospectus”).

Introduction

The following is selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives pro forma effect to the Business Combination as if it was consummated on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and the year ended December 31, 2025 give pro forma effect to the Business Combination as if it was consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following:

●	Factorial’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026, included as Exhibit 99.1 to the Form 8-K;
●	Factorial’s audited consolidated financial statements for the year ended December 31, 2025, included in the Proxy Statement/Prospectus;
●	CGC’s unaudited condensed financial statements as of and for the three months ended March 31, 2026, included in the Quarterly Report on Form 10-Q filed with the Commission on May 15, 2026; and
●	CGC’s audited financial statements for the year ended December 31, 2025, included in the Annual Report on Form 10-K filed with the Commission on March 23, 2026 and incorporated herein by reference; and
●	Factorial Common Stock is calculated based on shares outstanding as of the Merger Effective Time, and shares underlying vested and outstanding Factorial Options as of the Merger Effective Time for purposes of determining the Consideration Ratio.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Factorial” included in Exhibit 99.3 to the Form 8-K and incorporated by reference.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the actual results of operations of the combined company would have been had the Business Combination occurred on March 31, 2026 or January 1, 2025, respectively. The unaudited pro forma condensed combined financial information has been prepared, in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Transaction

On December 17, 2025, CGC entered into the Business Combination Agreement with Factorial and Merger Sub, pursuant to which on June 5, 2026 (the “Merger Effective Time”) Merger Sub merged with and into Factorial, with Factorial surviving the merger as a wholly-owned subsidiary of CGC.

The board of directors of CGC has approved the Business Combination and the Domestication. In connection with, and as part of, the Domestication, CGC became a Delaware corporation and changed its corporate name to Factorial Energy, Inc. (“PubCo”) and all outstanding securities of CGC converted into securities of PubCo, as described in more detail in the Proxy Statement/Prospectus.

By virtue of the Merger and without any action on the part of any Party or any other person, the Aggregate Merger Consideration, equal to the Equity Value of $1.1 billion, consisting of a number of shares of PubCo Common Stock equal to the Equity Value divided by the Redemption Price, was issued as set forth in (i)-(iv) or reserved for issuance as set forth in (v)-(vi) below:

i.	At the Merger Effective Time, each share of Factorial Common Stock that was issued and outstanding as of immediately prior to the Merger Effective Time (excluding treasury shares, dissenting shares and shares held by the Factorial Founders) was automatically canceled and converted into the right to receive a corresponding number of shares of PubCo Series A Common Stock equal to the Consideration Ratio and each share of Factorial’s capital stock that was issued and outstanding as of immediately prior to the Merger Effective Time held by the Factorial Founders was automatically canceled and converted into the right to receive a corresponding number of shares of PubCo Series B Common Stock equal to the Consideration Ratio;
ii.	The number of shares of Factorial Common Stock set forth in (i) above gave effect to:
a.	The conversion of each outstanding convertible debt instrument including accrued interest (including the Factorial Convertible Notes) into Factorial Common Stock pursuant to its terms;
b.	The conversion of each issued and outstanding share of Factorial Preferred Stock into a number of shares of Factorial Common Stock in accordance with the terms of Section 5.1 of the Factorial Certificate of Incorporation in effect immediately prior to the Merger Effective Time; and
c.	The conversion of each issued and outstanding Factorial Warrant into a number of shares of Factorial Common Stock in accordance with the terms of the corresponding warrant agreements;
iii.	each share of Factorial Common Stock held immediately prior to the Merger Effective Time by Factorial as treasury stock was automatically cancelled and extinguished, and no consideration was paid with respect thereto;
iv.	each share of capital stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled and extinguished and converted into one share of Factorial Common Stock;
v.	each outstanding and unexercised vested Factorial Option to purchase shares of Factorial Common Stock became a PubCo Option containing the same terms, conditions, vesting and other provisions as were historically applicable to such Factorial Options and each resulting PubCo Option became exercisable for the number of shares of PubCo Series A Common Stock equal to the Consideration Ratio multiplied by the number of shares of Factorial common stock subject to the Factorial Option as of immediately prior to the Merger Effective Time, rounded down to the nearest whole share, at an exercise price equal to the per share exercise price of the Factorial Option divided by the Consideration Ratio, rounded up to the nearest whole cent; and
vi.	each Factorial RSU that was outstanding with respect to shares of Factorial Common Stock was cancelled in exchange for a PubCo RSU under the PubCo Incentive Plan containing the same terms, conditions, vesting and other provisions as were historically applicable to such Factorial RSU, and each resulting PubCo RSU will settle into a number of shares of PubCo Series A Common Stock equal to a number of shares of PubCo Series A Common Stock as set forth on an allocation schedule, rounded down to the nearest whole share.

In addition, PubCo consummated the PIPE Financing pursuant to the PIPE Purchase Agreements. Under the Institutional Investor Stock Purchase Agreement, the Institutional Investor committed to purchase 7,500,000 shares of PubCo Series A Common Stock for an aggregate purchase price of $75.0 million at $10.00 per share. Prior to Closing, the Institutional Investor purchased 2,000,000 Class A ordinary shares of CGC in open market or privately negotiated transactions, which reduced its remaining PIPE Financing purchase commitment on a share-for-share basis. Accordingly, through the PIPE Financing, PubCo issued 5,500,000 shares of PubCo Series A Common Stock to the Institutional Investor for an aggregate purchase price of $55.0 million. Under the Sponsor Investor Stock Purchase Agreement, the Sponsor Investor committed to purchase 2,400,168 shares of PubCo Series A Common Stock (based on the Merger Effective Time Redemption Price) for an aggregate purchase price of $25.0 million. Prior to Closing, the Sponsor Investor purchased 1,470,764 Class A ordinary shares of CGC in the open market, which reduced its remaining PIPE Financing purchase commitment on a share-for-share basis. Accordingly, through the PIPE Financing, PubCo issued 929,404 shares of PubCo Series A Common Stock to the Sponsor Investor at the closing Redemption Price of $10.41593671 per share, for an aggregate purchase price of approximately $9.7 million.

In connection with the Institutional Investor’s open market purchases, and pursuant to the Letter Agreement among the Institutional Investor, Factorial and the Sponsor executed on May 18, 2026, the Sponsor transferred at Closing 90,000 shares of PubCo Series A Common Stock to the Institutional Investor, representing the $900,000 Differential Amount divided by $10.00, and Factorial reimbursed the Sponsor in cash for such Differential Amount. In addition, pursuant to the Investor Stock Purchase Agreements, the Sponsor transferred, directly or indirectly through forfeiture and reissuance, an aggregate of 750,000 shares of PubCo Series A Common Stock to the Institutional Investor and 250,000 shares of PubCo Series A Common Stock to the Sponsor Investor. After giving effect to these Sponsor share transfers, the Institutional Investor received 6,340,000 shares for $55.0 million, or an effective purchase price of approximately $8.68 per share, and the Sponsor Investor effectively received 1,179,404 shares for $9.7 million, or an effective purchase price of approximately $8.21 per share. Note that based on the nature of such Sponsor to investor transfers, no expense is recorded by PubCo as a result of the transfers.

The diagram below depicts a simplified version of the combined company’s organizational structure immediately following the consummation of the Business Combination and the PIPE Financing:

Set forth below is a calculation, on a per CGC Class A Ordinary Share basis, of the approximate net cash received by PubCo from the Trust Account and PIPE Financing. Such calculations are based upon (i) cash held in the Trust Account as of March 31, 2026 assuming the Merger Effective Time redemption price of $10.41593671 (“Redemption Price”) per Public Share and (ii) $64,681 of gross cash proceeds received from the PIPE Financing, and (iii) approximate transaction expenses of $22,057 including the estimated PIPE Financing transaction expenses of $3,750, Factorial’s approximate transaction expenses of $10,259, and CGC’s approximate transaction expenses of $8,048. Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors were entitled to satisfy a portion of their respective purchase obligations through the acquisition of Public Shares and the non-redemption of such shares. In connection with the Closing, the Institutional Investor acquired 2,000,000 Public Shares and the Sponsor Investor acquired 1,470,764 Public Shares, each of which reduced such investor’s obligation to purchase shares of PubCo Common Stock at Closing on a share-for-share basis. The calculations set forth below give effect to those Public Share purchases in determining the number of shares of PubCo Common Stock issued to the PIPE Investors at Closing.

Below is a calculation, on a per CGC Class A Share basis, of the cash received by PubCo from the Trust Account and PIPE Financing, net of transaction expenses. The total number of shares outstanding in the table below gives effect to the issuance of shares of PubCo Common Stock upon consummation of the Business Combination.

(in thousands, except share and per share amounts)	Actual Redemptions(1)
CGC Class A Ordinary Shares Not Redeemed	4,548,687
Gross Cash Proceeds of Trust Account	$47,379
Gross Cash Proceeds from the PIPE Financing	$64,681
Transaction Expenses(2)	$21,410
Total Shares Outstanding	107,023,245
Net Cash per share of CGC Class A Shares	$0.85
(1)	Reflects redemption of 23,051,313 of CGC Class A Shares out of the 27,600,000 of CGC Class A Ordinary Shares available for redemption by CGC Public Shareholders prior to the Closing. Note that the 4,548,687 shares presented herein include an aggregate of 3,470,764 CGC Class A Shares (the “NRA Shares”) that the Institutional Investor and the Sponsor Investor purchased prior to the Closing to partially satisfy their PIPE Financing obligations.
(2)	Includes cash transaction expenses relating to both the Business Combination and the PIPE Financing. This amount includes $1,346 of cash transaction expenses paid prior to the Closing and $20,064. However, this amount excludes $647 that was payable in Pubco Series A Common Stock for the merger underwriter fee as it’s a non-cash transaction expense. Refer to Note (c) of the unaudited condensed combined pro forma balance sheets as of March 31, 2026 for more information.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under a reverse recapitalization, CGC will be treated as the “acquired” company for financial reporting purposes. Factorial has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Factorial’s shareholders will have the largest voting interest in PubCo;
●	As a result of such voting interest, Factorial’s shareholders will have the ability to nominate a majority of the members of the PubCo Board of Directors;
●	Factorial’s senior management will be the senior management of PubCo; and
●	Factorial is the larger entity, in terms of substantive operations and employee base.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Factorial issuing shares for the net assets of CGC, accompanied by a recapitalization. The net assets of CGC will be stated at fair value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Factorial.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to Factorial’s issuance of Factorial Convertible Notes in May 2026, that converted into Pubco Series A Common Stock in connection with the Business Combination. Although the Factorial Convertible Notes converted into Pubco Series A Common Stock in connection with the Business Combination, such Factorial Convertible Notes were not issued in connection with, or contingent upon, the Business Combination, as the August 2025 Factorial Convertible Notes were issued to existing investors in Factorial prior to the negotiation of the Business Combination Agreement and the January and May 2026 Factorial Convertible Notes were issued to strategic partners with whom Factorial is party to commercial arrangements and all of the shares issuable upon conversion of the Factorial Convertible Notes have been included in the Aggregate Fully Diluted Factorial Shares. For the Factorial Convertible Notes issued in May 2026, the Company estimated the pro forma effect for proceeds received under such convertible notes through the Merger Effective Time. The pro forma effect of the May 2026 Factorial Convertible Notes issuance has been assumed to have occurred as of March 31, 2026 for balance sheet purposes. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for a more accurate understanding of the combined company upon consummation of the Business Combination.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 are based on preliminary estimates. The final amounts recorded may differ from the information presented.

Factorial and CGC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma shares of the combined common stock issued and outstanding immediately after the Business Combination are presented below:

Pro Forma Combined
CGC’s Public Shareholders(1)	4,548,687
Sponsor and DirectorCo(2)	5,810,000
PIPE Institutional Investor(3)	6,340,000
PIPE Sponsor Investor(4)	1,179,404
Factorial Shareholders(5)	89,083,036
Cantor Advisory Fee(6)	62,118
Total shares outstanding	107,023,245
(1)	Reflects redemption of 23,051,313 CGC Class A Shares out of the 27,600,000 CGC Class A Ordinary Shares available for redemption by CGC Public Shareholders prior to the Closing. Note that the 4,548,687 shares presented herein include an aggregate of 3,470,764 CGC Class A Shares (the “NRA Shares”) that the Institutional Investor and the Sponsor Investor purchased prior to the Closing to partially satisfy their PIPE Financing obligations.
(2)	Amount includes 5,710,000 Founder Shares held by the Sponsor and 100,000 Founder Shares held by DirectorCo (in which, each of CGC’s independent directors hold an interest in 30,000 Founder Shares).
(3)	Amount includes (i) the Institutional Investor’s subscription for 5,500,000 shares of PubCo Series A Common Stock at a subscription price of $10.00 per share; plus (ii) the constructive transfer at the Closing of an aggregate of 750,000 shares of PubCo Series A Common Stock from the Sponsor to the Institutional Investor; and plus (iii) an aggregate of 90,000 shares of Pubco Series A Common Stock constructively transferred to the Institutional Investor by the Sponsor as part of the Letter Agreement. The effective subscription price of the Institutional Investor is $8.68 per share, taking into account the foregoing transfers from the Sponsor.
(4)	Amount includes (i) the Sponsor Investor’s subscription for 929,404 shares of PubCo Series A Common Stock at a subscription price equal to the Redemption Price; plus (ii) the constructive transfer at the Closing of an aggregate of 250,000 shares of PubCo Series A Common Stock from the Sponsor to the Sponsor Investor. The effective subscription price of the Sponsor Investor is $8.21 per share, taking into account the foregoing transfer from the Sponsor.
(5)	Includes (i) an aggregate of 3,081,263 shares of PubCo Series A Common Stock issued to holder of Factorial Common Stock from conversion of Factorial Common Stock based upon the Consideration Ratio; (ii) an aggregate of 15,512,744 shares of PubCo Series B Common Stock issued to the Factorial Founders from the exchange of shares of Factorial Common Stock based upon the Consideration Ratio; (iii) an aggregate of 67,314,957 shares of PubCo Series A Common Stock issued to holders of Factorial Preferred Stock from the exchange of shares of Factorial Preferred Stock; (iv) an aggregate of 2,811,447 shares of PubCo Series A Common Stock issued to holders of the Factorial Convertible Notes from conversion of the Factorial Convertible Notes along with accrued interest into shares of Factorial Common Stock immediately before the Business Combination and the subsequent exchange into shares of PubCo Series A Common Stock; and (v) an aggregate of 362,625 shares of PubCo Series A Common Stock issued to holders of the Factorial Warrants from their cashless exercise of the warrants for shares of Factorial Preferred Stock and converted into shares of Factorial Common Stock immediately before the Business Combination and subsequent exchange for PubCo Series A Common Stock.
(6)	Amount includes 62,118 shares of PubCo Series A Common Stock issued to Cantor pursuant to the financial advisor engagement letter as outlined in the section entitled “Certain Engagements in Connection with the Business Combination” of the Proxy Statement/Prospectus.

Unaudited Condensed Combined Pro Forma Balance Sheets as of March 31, 2026

(in thousands, except share and per share data)

	Historical				Pro Forma Combined
	CGCT	Factorial	Pro Forma Adjustments for Q2 2026 Transactions	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$396	$25,449	$1,040	(a)	$287,480	(b)	$118,808
					(240,101)	(f)
					(16,386)	(c)
					60,931	(d)
Deferred offering costs	—	3,468	—		(3,468)	(c)	—
Prepaid expenses and other current assets	113	5,078	—		—		5,191
Total current assets	509	33,995	1,040		88,455		123,999
Restricted cash	—	884	—		—		884
Property and equipment, net	—	20,206	—		—		20,206
Operating lease right-of-use assets, net	—	7,266	—		—		7,266
Other assets	10	40	—		—		50
CGC Investments held in Trust Account	285,869	—	—		(285,869)	(b)	—
Total assets	$286,388	$62,391	$1,040		$(197,414)		$152,405
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$—	$656	$—		$—		$656
Accrued expenses	1,312	4,128	—		(3,352)	(c)	2,088
Accrued offering costs	75	—	—		—		75
Operating lease liabilities, current portion	—	1,401	—		—		1,401
Total current liabilities	1,387	6,185	—		(3,352)		4,220
Operating lease liabilities, net of current portion	—	6,817	—		—		6,817
Convertible notes liability	—	24,896	1,040	(a)	(25,936)	(e)	—
Deferred UW fee payable	13,140	—	—		(13,140)	(c)	—
Warrant liability	—	3,484	—		(3,484)	(e)	—
Total liabilities	14,527	41,382	1,040		(45,912)		11,037
Redeemable convertible preferred stock
Factorial Series A-1 redeemable convertible preferred stock	—	327	—		(327)	(e)	—
Factorial Series A-2 redeemable convertible preferred stock	—	655	—		(655)	(e)	—
Factorial Series B-1 redeemable convertible preferred stock	—	2,169	—		(2,169)	(e)	—
Factorial Series C-1 redeemable convertible preferred stock	—	28,303	—		(28,303)	(e)	—
Factorial Series C-2 redeemable convertible preferred stock	—	26,013	—		(26,013)	(e)	—
Factorial Series D redeemable convertible preferred stock	—	192,185	—		(192,185)	(e)	—
CGC Class A common stock subject to redemption	285,869	—	—		(285,869)	(f)	—
Total redeemable convertible preferred stock	285,869	249,652	—		(535,521)		—
Stockholders’ equity (deficit)
PubCo Series A common stock	—	—	—		8	(e)	9
					1	(f)
Pubco Series B common stock	—	—	—		2	(e)	2
CGC Class B Common Stock	1	—	—		(1)	(f)	—
Additional paid-in capital	—	36,285	—		(3,362)	(c)	409,374
					268,142	(e)
					47,379	(f)
					60,931	(d)
Accumulated deficit	(14,009)	(264,151)	—		10,886	(e)	(267,274)
Accumulated other comprehensive income	—	(743)	—		—		(743)
Factorial Treasury stock	—	(34)	—		34	(e)	—
Total stockholders’ equity (deficit)	(14,008)	(228,643)	—		384,020		141,368
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$286,388	$62,391	$1,040		$(197,414)		$152,405

The pro forma adjustments to the unaudited condensed combined pro forma balance sheet as of March 31, 2026 consist of the following:

(a)	Reflects Factorial’s issuance of additional Convertible Notes in May 2026 for an aggregate $1,040 face value, which were converted, along with accrued interest, into Factorial Common Stock immediately before the consummation of the Business Combination necessitating inclusion in these pro forma adjustments. Note that Factorial has elected the Fair Value Option for the Convertible Notes in accordance with ASC 825, Financial Instruments; however, these pro forma adjustments for the May 2026 transaction herein are not giving effect to any change in fair value of the notes on the date of issuance stemming from such election. Assumptions regarding changes in fair value, including accrued interest, of the Factorial Convertible Notes, are recorded as transaction accounting adjustments in (e).
(b)	Represents the interest earned, based on the Redemption Price of $10.41593671 per CGC Class A Ordinary Share, on investments held in the Trust Account held by CGC of $1,611, and the transfer of both CGC’s investments held in the Trust Account, and the interest earned to cash and cash equivalents prior to the consideration of Redemptions as outlined in (f). Refer to the below table for the pro forma entries. The interest earned is recorded as income for CGC through accumulated deficit and then reclassified into additional paid-in capital because of the Business Combination as described in (f)(i). Refer to the below table for the pro forma entries:

	Cash and cash equivalents	CGC Investments held in Trust Account	Accumulated deficit
Transfer of CGC’s investments held in trust account	287,480	(287,480)
Interest Earned on Investments Held in Trust Account		1,611	(1,611)
Total	287,480	(285,869)	(1,611)

(c)	Reflects the following pro forma adjustments for transaction costs associated with the Business Combination (refer to below table for pro forma entries):

CGC’s transaction expenses of approximately $8,048 related to the Business Combination, of which $11 had been paid as of March 31, 2026 and $8,037 was paid in cash at Closing. The transaction expenses of $8,048 includes a $4,311 underwriting fee, and other transaction costs of $3,737, including $1,147 incurred and expensed through March 31, 2026 (of which $11 had been paid as of March 31, 2026), and $2,590 incurred after March 31, 2026 through the Closing of the Business Combination. The expenses incurred after March 31, 2026, are recorded as expense for CGC through accumulated deficit and then reclassified into additional paid-in capital in consummation of the Business Combination.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP ASC 805. Under this method of accounting, Factorial is the accounting acquirer, and as a result, qualifying transaction costs incurred by Factorial are treated as deferred offering costs and any balance below the net proceeds from this reverse recapitalization will be charged directly to equity. This recording complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and Commission Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs consist of legal and other professional expenses incurred through the balance sheet date that are directly related to the Business Combination and are reflected in shareholders’ equity (deficit) in these pro formas of the Business Combination with any balance below the net proceeds from this Business Combination.

Factorial’s transaction expenses are approximately $10,259 for transaction expenses related to the Business Combination. The transaction expenses of $10,259 include a $5,000 merger underwriting fee paid in both cash and PubCo Series A Common Stock, $3,468 of other related transaction expenses incurred through March 31, 2026 (of which $1,263 had been paid as of March 31, 2026), and $1,791 of other related transaction expenses incurred after March 31, 2026 through the close of the Business Combination. These costs are reflected in additional paid-in capital in these pro formas.

The $5,000 merger underwriter fee was payable in $2,500 in cash and the remaining $2,500 in a combination of cash and publicly traded common equity securities of the post-combination company. The cash portion of this remaining amount equaled (a) a fraction, the numerator of which is the amount by which the total proceeds received by the combined company in connection with any equity financing consummated in connection with the Business Combination and the cash delivered from CGC’s trust account at the Closing exceed $75,000, and the denominator of which is $50,000, multiplied by (b) $2,500, with the remainder payable in shares of common equity of the post-combination company. Based on actual redemptions, $1,853 was payable in cash, and the remaining $647 was payable in Pubco Series A Common Stock. The adjustment of the $1,853 payment in PubCo Series A Common Stock is reflected in additional paid-in capital in these pro formas.

	Deferred UW Fee Payable	Accrued Expenses	Deferred Offering Costs	Cash and cash equivalents	Additional paid-in capital
CGC cash payments of transaction expenses and adjustments	(13,140)	(1,147)		(8,037)	6,250
Factorial cash payments of transaction expenses		(2,205)	(3,468)	(8,349)	(9,612)
Total	(13,140)	(3,352)	(3,468)	(16,386)	(3,362)

(d)

At the Merger Effective Time, the Institutional Investor purchased from PubCo an aggregate of 6,340,000 shares of PubCo Series A Common Stock for an aggregate purchase price of $55,000, pursuant to a stock purchase agreement and the Sponsor Investor purchased from PubCo an aggregate of 1,179,404 shares of PubCo Series A Common Stock, for an aggregate purchase price of $9,681 pursuant to a stock purchase agreement. The Institutional Investor and the Sponsor Investor satisfied in part their purchase obligations under the stock purchase agreements through purchases of 3,470,764 NRA Shares in the aggregate at market prices. Such shares were subject to Non-Redemption Agreements and the proceeds from CGC’s trust account released at Closing reflect non-redemption of such shares. CGC incurred PIPE Financing transactions costs of $3,750, leading to net PIPE Financing proceeds of $60,931.

(e)	Reflects the following pro forma adjustments for conversion of historical Factorial instruments associated with the Business Combination and the elimination of CGC accumulated deficit:
i.	The assumption includes the conversion of the $15,340 face value of the Factorial Convertible Notes which converted, at fair value, in accordance with the respective agreements resulting in 766,397 shares of Factorial Common Stock. The resulting 766,397 shares of Factorial Common Stock were then exchanged into 2,811,447 shares of PubCo Series A Common Stock with a $0.0001 par value per share in accordance with the Business Combination. The Company elected the Fair Value Option for the Factorial Convertible Notes in accordance with ASC 825, Financial Instruments. The Factorial Convertible Notes issued from issuance respectively through the three months ended March 31, 2026, included an aggregate fair value adjustment of $10,596 as of March 31, 2026. The pro forma adjustments also give effect to the change in conversion value of the Factorial Convertible Notes issued in May 2026 as a result of the Business Combination representing its carrying value of May 2026 Notes plus assumed interest through June 5, 2026 for pro forma purposes. As such, the estimated carrying value of the Factorial Convertible Notes required an incremental adjustment to accumulated deficit of $3,123, which consists of incremental value inclusive of the conversion value of interest to adjust the Factorial Convertible Notes to $29,059 as of the Merger Effective Time.
ii.	The conversion of 18,349,937 shares of Factorial Preferred Stock into Factorial Common Stock on a one-to-one basis and then exchanged into 67,314,957 shares of PubCo Series A Common Stock with a $0.0001 par value per share.
iii.	The cashless exercise of 295,558 Factorial Warrants into 362,625 shares of Factorial Common Stock immediately before the consummation of the Business Combination and then exchanged into 372,907 PubCo Series A Common Stock.
iv.	The exchange of 839,951 shares of Factorial Common Stock into 3,081,263 shares of PubCo Series A Common Stock with a $0.0001 par value per share.
v.	The exchange of 4,228,739 shares of Factorial Common Stock into 15,512,744 shares of PubCo Series B Common Stock with a $0.0001 par value per share. This adjustment has no impact on additional paid-in capital.
vi.	The removal of Factorial Treasury Stock into additional paid-in capital immediately prior to the Merger Effective Time by the Company as treasury stock was be automatically cancelled and extinguished, and no consideration was paid with respect thereto.
vii.	The elimination of historical CGC accumulated deficit of $14,009, through additional paid-in capital, net of the accumulated deficit impact of the assumed $3,123 change in fair value on the Factorial Convertible Notes discussed in footnote (e)(i). The income impact of the CGC pro forma interest earned on investments held in Trust of $1,611 discussed in footnotes (b) and (f)(i) and the accumulated deficit impact of the CGC transaction costs estimated to be incurred after May 31, 2026 of $2,590 discussed in footnote (c) are reclassified into additional paid-in capital due to the effects of the Business Combination as they represent income and expenses of CGC that are eliminated.
(f)	Reflects the following pro forma adjustments for redemptions associated with the Business Combination (refer to below table for pro forma entries):
i.	4,548,687 CGC Class A Ordinary shares previously subject to redemption for cash but not redeemed (accreted to the Redemption Price through an adjustment to accumulated deficit of $1,611 through the adjustment discussed in footnote (b)) and transferred to shareholders’ equity at $0.00001 par value.
ii.	The conversion of 6,900,000 CGC Class B Shares into 6,900,000 shares of PubCo Series A Common Stock, with a par value $0.00001 per share. Additionally, both the CGC Private Warrants and CGC Public Warrants survive the Business Combination and convert into PubCo Warrants and therefore result in no pro forma financial statement impact.

	CGC Class A Common Stock Subject to Redemption	CGC Class B Common Stock	Accumulated deficit	PubCo Series A common stock	Additional paid-in capital	Cash and cash equivalents
Redemptions	(285,869)	—	(1,611)	—	47,379	(240,101)
CGC Class B Conversion		(1)		1
Total	(285,869)	(1)	(1,611)	14	47,379	(240,101)

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Three Months Ended March 31, 2026

(in thousands, except share and per share data)

	Historical		Pro Forma Combined
	CGCT	Factorial	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations
Operating expenses:
Research and development, net	$—	$1,942	$—		$1,942
Selling, general and administrative	811	4,549	2,590	(a)	7,950
Total operating expense	811	6,491	2,590		9,892
Loss from operations	(811)	(6,491)	(2,590)		(9,892)
Financing costs related to issuance of convertible promissory note	—	(37)	37	(b)	—
Change in fair value of warrant liability	—	(106)	106	(b)	—
Change in fair value of convertible promissory notes	—	(1,707)	1,707	(b)	—
Other income (expense), net	2,492	(234)	(2,492)	(c)	(234)
Income (loss) before provision for income taxes	1,680	(8,575)	(3,232)		(10,126)
Income tax expense	—	—	—		—
Net income/(loss)	$1,680	$(8,575)	$(3,232)		$(10,126)
Basic and diluted weighted average shares outstanding, Class A Common Stock Subject to Redemption	27,600,000	—
Basic and diluted net income per share, Class A Common Stock Subject to Redemption	$0.06	$—
Basic and diluted weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,900,000	—
Basic net loss per share, CGC Class B Common Stock, non-redeemable	$0.24	$—
Basic and diluted weighted average common stock outstanding		5,056,994
Basic and diluted net loss per share, common stock		$(1.70)
Basic and diluted pro forma weighted average shares outstanding					107,023,245	(d)
Basic and diluted pro forma net loss per share					$(0.09)

The pro forma adjustments to the unaudited condensed combined pro forma statement of operations for the three months ended March 31, 2026 consist of the following:

(a)	Reflects CGC’s transaction expenses of approximately $2,590 ($3,737 total less $1,147 expensed by CGC through March 31, 2026) related to the Business Combination, excluding the $4,311 underwriter fee. Note that this adjustment does not reflect $10,259 of transaction expenses incurred by Factorial. The $10,259 of Factorial transaction expenses are presented net within stockholders’ equity (deficit) on the unaudited combined pro forma balance sheet as of March 31, 2026 pursuant to applicable accounting principles related to reverse recapitalizations.
(b)	Represents an adjustment to eliminate the financing costs related to Factorial’s issuance of Factorial Convertible Notes during the three months ended March 31, 2026, the change in fair value of the Factorial Convertible Notes issued during the three months ended March 31, 2026, and change in the fair value of the Factorial Warrants during the three months ended March 31, 2026, as this pro forma financial information assumes the Business Combination occurred on January 1, 2025 and therefore, includes the exchange of the Factorial Convertible Notes and Factorial Warrants into shares of PubCo Series A Common Stock as of the earliest period presented (i.e., January 1, 2025).
(c)	Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account associated with the proceeds from CGC’s IPO held in Trust for the three months ended March 31, 2026.
(d)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination occurred as of the earliest period presented (January 1, 2025). In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025.

The following unaudited pro forma condensed combined financial information has been prepared to present the actual impact of redemptions of ordinary shares by Public Shareholders at the time of the Business Combination for the three months ended March 31, 2026. Calculation of pro forma net loss per share excludes the following securities: (a) 20,600,000 shares of PubCo Series A Common Stock issuable upon the exercise of 13,800,000 CGC Public Warrants and 6,800,000 CGC Private Warrants; (b) 24,755,591 shares of PubCo Series A Common Stock that will be issuable upon the exercise or settlement of 19,639,374 Factorial Options, with a weighted average exercise price of $1.09 and of which 16,524,075 shares are exercisable based on shares outstanding as of the Merger Effective Time, and 5,116,217 Factorial RSUs, of which none are vested as of the Merger Effective Time; and (c) any shares of PubCo Series A Common Stock that will initially be available for issuance under the PubCo Incentive Plan and ESPP.

Further, under the Business Combination Agreement, the converted Factorial Options and Factorial RSUs retained substantially the same terms, including vesting conditions and other substantive provisions, as were applicable immediately prior to the Business Combination, with only equitable adjustments to the number of underlying shares and, for options, the exercise price to reflect the consideration ratio. As a result, the Business Combination did not in itself cause these awards to vest nor is it expected to result in incremental stock-based compensation expense solely from the conversion of such awards. Therefore, the impact of Factorial Options and Factorial RSUs has been excluded from these unaudited condensed pro forma financial statements as such awards remained as outstanding equity awards and not PubCo Series A Common Stock immediately following the Business Combination.

Pro Forma Combined
For the three months ended March 31, 2026
Pro forma net loss	$(10,126)
Pro forma basic and diluted net loss per share	$(0.09)
Number of shares of PubCo Common Stock
CGC’s Public Shareholders	4,548,687
Sponsor and DirectorCo	5,810,000
PIPE Institutional Investor	6,340,000
PIPE Sponsor Investor	1,179,404
Factorial Shareholders	89,083,036
Cantor Advisory Fee	62,118
Total shares outstanding	107,023,245

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2025

(in thousands, except share and per share data)

	Historical		Pro Forma Combined
	CGCT	Factorial	Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations
Operating expenses:
Research and development, net	$—	$24,323	$—		$24,323
Selling, general and administrative	1,158	22,202	3,061	(a)	26,421
Loss and impairment on lease termination	—	17,063	—		17,063
Total operating expense	1,158	63,588	3,061		67,807
Loss from operations	(1,158)	(63,588)	(3,061)		(67,807)
Financing costs related to issuance of convertible promissory note	—	(4,608)	4,608	(b)	—
Change in fair value of warrant liability	—	(2,230)	2,230	(b)	—
Change in fair value of convertible promissory notes	—	(4,389)	4,389	(b)	—
Other income (expense), net	7,377	970	(7,377)	(c)	970
Income (loss) before provision for income taxes	6,219	(73,845)	789		(66,837)
Income tax expense	—	—	—		—
Net income/(loss)	$6,219	$(73,845)	$789		$(66,837)
Basic and diluted weighted average shares outstanding, Class A Common Stock Subject to Redemption	18,197,802	—
Basic and diluted net income per share, Class A Common Stock Subject to Redemption	$0.25	$—
Basic weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,593,407	—
Basic net loss per share, CGC Class B Common Stock, non-redeemable	$0.25	$—
Diluted weighted average common stock outstanding, CGC Class B Common Stock, non-redeemable	6,900,000	—
Diluted net loss per share, CGC Class B Common Stock, non-redeemable	$0.25	$—
Basic and diluted weighted average common stock outstanding		5,026,704
Basic and diluted net loss per share, common stock		$(14.69)
Basic and diluted pro forma weighted average shares outstanding					107,023,245	(d)
Basic and diluted pro forma net loss per share					$(0.62)

The pro forma adjustments to the unaudited condensed combined pro forma statement of operations for the year ended December 31, 2025 consist of the following:

(a)	Reflects CGC’s transaction expenses of approximately $3,061 ($3,737 total less $676 expensed by CGC through December 31, 2025) related to the Business Combination, excluding the $4,311 underwriter fee. Note that this adjustment does not reflect $10,259 of transaction expenses incurred by Factorial. The $10,259 of Factorial transaction expenses are presented net within stockholders’ equity (deficit) on the unaudited combined pro forma balance sheet as of March 31, 2026 pursuant to applicable accounting principles related to reverse recapitalizations.
(b)	Represents an adjustment to eliminate the financing costs related to Factorial’s issuance of Factorial Convertible Notes during the year ended December 31, 2025, the change in fair value of the Factorial Convertible Notes issued during the year ended December 31, 2025, and change in the fair value of the Factorial Warrants during the year ended December 31, 2025, as this pro forma financial information assumes the Business Combination occurred on January 1, 2025 and therefore, includes the exchange of the Factorial Convertible Notes and Factorial Warrants into shares of PubCo Series A Common Stock as of the earliest period presented (i.e., January 1, 2025).
(c)	Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account associated with the proceeds from CGC’s IPO held in Trust for the year ended December 31, 2025.
(d)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination occurred as of the earliest period presented (January 1, 2025). In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025.

The following unaudited pro forma condensed combined financial information has been prepared to present the actual impact of redemptions of ordinary shares by Public Shareholders at the time of the Business Combination for the year ended December 31, 2025. Calculation of pro forma net loss per share excludes the following securities: (a) 20,600,000 shares of PubCo Series A Common Stock issuable upon the exercise of 13,800,000 CGC Public Warrants and 6,800,000 CGC Private Warrants; (b) 24,755,591 shares of PubCo Series A Common Stock that will be issuable upon the exercise or settlement of 19,639,374 Factorial Options, with a weighted average exercise price of $1.09 and of which 16,524,075 shares are exercisable based on shares outstanding as of the Merger Effective Time, and 5,116,217 Factorial RSUs, of which none are vested as of the Merger Effective Time; and (c) any shares of PubCo Series A Common Stock that will initially be available for issuance under the PubCo Incentive Plan and ESPP.

Further, under the Business Combination Agreement, the converted Factorial Options and Factorial RSUs retained substantially the same terms, including vesting conditions and other substantive provisions, as were applicable immediately prior to the Business Combination, with only equitable adjustments to the number of underlying shares and, for options, the exercise price to reflect the consideration ratio. As a result, the Business Combination did not in itself cause these awards to vest nor is it expected to result in incremental stock-based compensation expense solely from the conversion of such awards. Therefore, the impact of Factorial Options and Factorial RSUs has been excluded from these unaudited condensed pro forma financial statements as such awards remained as outstanding equity awards and not PubCo Series A Common Stock immediately following the Business Combination.

Pro Forma Combined
For the three months ended March 31, 2026
Pro forma net loss	$(66,837)
Pro forma basic and diluted net loss per share	$(0.62)
Number of shares of PubCo Common Stock
CGC’s Public Shareholders	4,548,687
Sponsor and DirectorCo	5,810,000
PIPE Institutional Investor	6,340,000
PIPE Sponsor Investor	1,179,404
Factorial Shareholders	89,083,036
Cantor Advisory Fee	62,118
Total shares outstanding	107,023,245

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FACTORIAL

The following discussion and analysis of financial condition and results of operations of Factorial Inc. (for purposes of this section, “Factorial,” “Company,” “we,” “our” or “us”) should be read together with Factorial’s audited financial statements for the years ended December 31, 2025 and 2024 included in the Proxy Statement/Prospectus beginning on Page F-25, Factorial’s unaudited condensed financial statements for the three months ended March 31, 2026 and 2025, and related notes included in this Amendment, as well as the unaudited pro forma condensed combined financial information included in this Amendment. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus.

Overview

Factorial, a US-based leader in solid-state battery technology, develops next generation battery technology for planned use by drone, mobile robots, roadgoing vehicles, energy storage, and other demanding applications. Our FEST® cells are designed to meet the demands of the high-power market and, relative to conventional Li-ion batteries, deliver lighter weight, smaller size, longer life, and faster charging, in each case meeting or exceeding conventional batteries in each of these key parameters we believe are valued by end users.

Factorial is a development stage company with no revenue to date that has incurred a net loss of approximately $8.6 million, with cash used in operations of $6.1 million, for the three months ended March 31, 2026 and an accumulated deficit of approximately $264.2 million as of March 31, 2026.

The Business Combination

Factorial entered into the Business Combination Agreement with CGC on December 17, 2025. Pursuant to the Business Combination Agreement, and after CGC’s shareholders voted to approve it, Merger Sub, a newly formed subsidiary of CGC, merged with and into Factorial. Upon the Closing, the separate corporate existence of Merger Sub ceased to exist, and Factorial survived and became a wholly-owned subsidiary of CGC. In connection with the consummation of the Business Combination, CGC changed its corporate name to Factorial Energy Inc. The Business Combination was accounted for as a reverse recapitalization. Factorial was deemed the accounting acquirer and the combined entity is the successor SEC registrant, meaning that Factorial’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CGC was treated as the acquired company for financial statement reporting purposes. As a result of the closing of the Business Combination, the most significant change in Factorial’s financial position and results is a $92.0 million net increase in cash and cash equivalents (as compared to Factorial’s consolidated balance sheet at March 31, 2026), which includes $112.1 million in gross proceeds from the PIPE Financing (inclusive of the proceeds from the trust account resulting from NRA Shares acquired by PIPE Investors to satisfy their obligations under the applicable Investor Stock Purchase Agreement) that was received at the Closing offset by the transaction expenses, which occurred on June 5, 2026. Transaction expenses paid at closing for the Business Combination and PIPE Financing were approximately $21.1 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Factorial became the successor to an SEC-registered and Nasdaq-listed company, which will require Factorial to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Factorial expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

Factorial is a pre-revenue company. We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those in the sections of the Proxy Statement/Prospectus titled “Business — Our Competitive Strengths”, “Business — Our Growth Strategy”, “Business — Manufacturing and Supply”, “Business — Research and Development”, “Business — Competitive Landscape”, Business — Government Regulation and Compliance” and “Risk Factors.”

We identified a material weakness in our internal control over financial reporting relating to inadequate resources to ensure proper system access and segregation of duties, timely and accurate preparation of reconciliations of accounts, and timely and accurate assessment, review and documentation of various transactions to ensure accurate recording of accounts in our financial statements in a timely manner. This material weakness led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of March 31, 2026.

Since December 2025, Factorial has added additional headcount to its finance team, including a chief financial officer, an accounting manager, and a staff accountant. The Company plans to increase staffing of its technical accounting and internal audit function during 2026 and will engage outside consultants to advise on improvements surrounding its controls over financial reporting. As of the date of this filing, management has taken remediation actions during 2026 and expects to complete the remediation actions related to Factorial’s material weakness over financial reporting during 2027 and expects to incur approximately $0.8 million in associated costs.

Basis of Presentation

Factorial currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, Factorial’s activities to date have been limited and were conducted primarily in the United States and Korea and its historical results are reported under U.S. GAAP and in U.S. dollars. Factorial’s Korean subsidiary’s functional currency is the Korean Won. Upon commencement of commercial operations, Factorial expects to expand its global operations substantially, including in the United States, Asia, and the European Union, and as a result Factorial expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Factorial expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in the Proxy Statement/Prospectus.

Components of Results of Operations

Factorial is a research and development stage company, and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Factorial’s future financial results, as well as the components of such results, may not be comparable to Factorial’s historical or projected results of operations.

Research and Development Expense

To date, Factorial’s research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in the United States and Cheonan, South Korea, including the material and supplies to support the product development and process engineering efforts. As Factorial ramps up its engineering operations to complete the development of its solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, Factorial anticipates that research and development expenses will increase significantly for the foreseeable future as Factorial expands its hiring of scientists, engineers, and technicians and continues to invest in additional plant and equipment for product development (e.g. multi-layer cell stacking, packaging and engineering), building prototypes, and testing of battery cells as the team works to meet the full set of Original Equipment Manufacturers (“OEMs”) product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for Factorial’s executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. Factorial is expanding its headcount in anticipation of planning for and ramping up commercial manufacturing operations and to meet public company financial and compliance requirements. Accordingly, in addition to the non-recurring transaction costs discussed above, Factorial expects its general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, Factorial also expects general and administrative expenses to include sales, marketing and advertising costs.

Financing Costs Related to Issuance of Convertible Promissory Notes – Related Parties

Financing costs related to issuance of convertible promissory notes to related parties represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Financing Costs Related to Issuance of Convertible Promissory Notes

Financing costs related to issuance of convertible promissory notes represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Change in Fair Value of Convertible Promissory Notes – Related Parties

Change in fair value of convertible promissory notes to related parties represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities represents the fair value adjustment to mark the warrant liabilities to fair value based on changes in the underlying equity valuation.

Other (Expenses) Income, Net

Factorial’s other income (expense) consists of interest income from interest-bearing accounts, interest expense, and the effects of foreign currency.

Provision for Income Taxes

Factorial’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Factorial maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because Factorial believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 to the Three Months Ended March 31, 2025

The following table sets forth Factorial’s historical operating results for the periods indicated:

	Three Months Ended March 31,
	2026	2025	$ Change	% Change

	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$(1,942)	$(6,754)	$(4,812)	(71.2)%
General and administrative	(4,549)	(6,368)	(1,819)	(28.6)%
Total operating expenses	(6,491)	(13,122)	(6,631)	(50.5)%
Loss from operations	(6,491)	(13,122)	(6,631)	(50.5)%
Other income (expense):
Financing costs related to issuance of convertible promissory notes	(37)	—	37	N/M (1)
Change in fair value of convertible promissory notes – related parties	(1,407)	—	1,407	N/M
Change in fair value of convertible promissory notes	(300)	—	300	N/M
Change in fair value of warrant liabilities	(106)	—	106	N/M
Other income (expense), net	(234)	252	(486)	N/M
Total other income (expense), net	(2,084)	252	(2,336)	N/M
Net loss	(8,575)	(12,870)	(4,295)	(33.4)%
Net loss attributable to common stockholders	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Net loss	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Other comprehensive income (loss):
Foreign currency translation adjustments and other	(298)	8	306	N/M
Total comprehensive loss	(8,873)	(12,862)	(3,989)	(31.0)%
Comprehensive loss attributable to common stockholders	$(8,873)	$(12,862)	$(3,989)	(31.0)%
Basic and Diluted net loss per share	$(1.70)	$(2.57)	$(0.87)	(33.9)%
Basic and Diluted weighted-average common shares outstanding	5,056,994	5,016,149	40,845	0.1%
(1)	Not Meaningful (“N/M”)

Research and Development

Research and development expenses decreased by $4.8 million, or 71.2%, from $6.7 million for the three months ended March 31, 2025 to $1.9 million for the three months ended March 31, 2026. The decline primarily resulted from receipts of $3.4 million from joint development partners for the three months ended March 31, 2026, compared to $0.03 million for the three months ended March 31, 2025, which are recorded net in research and development expenses. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to research and development, following the exit of the Methuen, Massachusetts facility in October 2025.

General and Administrative

General and administrative expenses decreased by $1.8 million, or 28.6%, from $6.3 million for the three months ended March 31, 2025 to $4.5 million for the three months ended March 31, 2026, primarily due to a decline in stock-based compensation expense. General and administrative stock-based compensation expense decreased by $2.2 million, or 63%, from $3.5 million for the three months ended March 31, 2025, to $1.3 million for the three months ended March 31, 2026. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to general and administrative expenses, following the exit of the Methuen, Massachusetts facility in October 2025. These decreases were partially offset by increases in professional services expenses including legal, audit, and advisory fees.

Financing Costs Related to Issuance of Convertible Promissory Notes

In January 2026, we issued convertible promissory notes under which we could receive aggregate proceeds of up to $5.4 million. During the three months ended March 31, 2026, we received proceeds of $4.3 million. We incurred issuance costs of $0.04 million, which was recorded as a financing cost.

Change in Fair Value of Convertible Promissory Notes – Related Parties

The fair value of our convertible promissory notes to related parties increased by $1.4 million for the three months ended March 31, 2026. These notes were issued in 2025. Changes in fair value of convertible promissory notes to related parties are non-cash and are included in net loss.

Change in Fair Value of Convertible Promissory Notes

The fair value of our convertible promissory notes increased by $0.3 million for the three months ended March 31, 2026. These notes were issued in January 2026. Changes in fair value of convertible promissory notes are non-cash and are included in net loss.

Change in Fair Value of Warrant Liabilities

The change in fair value of our warrant liabilities increased by $0.1 million for the three months ended March 31, 2026. There was no change in fair value of our warrant liabilities for the three months ended March 31, 2025. Changes in fair value of warrant liabilities are non-cash and are included in net loss.

Other Income (Expense), Net

Other income (expense), net reflected an expense of $0.2 million for the three months ended March 31, 2026, compared to income of $0.3 million for the three months ended March 31, 2025, a change of $0.5 million. The change is due to fluctuations in the effects of foreign exchange offset by a reduction interest income.

Provision for Income Taxes

The Company did not record an income tax provision for the three months ended March 31, 2026 or 2025 due to losses incurred and the establishment of a full valuation allowance against deferred tax assets.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of preferred and convertible preferred stock, and equity-linked securities. As of March 31, 2026, our principal sources of liquidity were our cash and cash equivalents in the amount of $25.5 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds.

As of the date of this filing, Factorial has yet to generate any revenue from its business operations. To date, Factorial has funded its capital expenditure and working capital requirements through equity as further discussed below. Factorial’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of March 31, 2026, Factorial’s cash and cash equivalents amounted to $25.5 million. As a result of the closing of the Business Combination, Factorial’s cash and cash equivalents have increased to approximately $116.6 million on June 10, 2026. In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the convertible notes were converted into shares issued by Factorial in conjunction with the

Business Combination and exchanged for shares of PubCo Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Factorial expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the production operations with its OEM partners. As described in “Information about Factorial” section of the Proxy Statement/Prospectus, Factorial expects to satisfy early demand for its solid-state battery products by expanding its existing fabrication line operations in South Korea and the United States, to support initial commercial production. During the three months ended March 31, 2026, Factorial paid capital expenditures for such expansion of approximately $0.5 million and expects to incur capital expenditures of approximately $7.5 million during the remainder of 2026. The expansion is expected to be completed by the end of 2027. Beyond the initial investment to expand our existing fabrication line operations in South Korea and the United States, we do not plan to build or acquire additional manufacturing facilities or incur substantial capital expenditures for the expansion of our existing facilities. Instead, as demand grows, including incremental high spec applications and gigawatt-scale ramp-up in the automotive market, we expect to scale primarily through a partner manufacturing approach.

Factorial believes that its cash on hand, including the net proceeds from CGC’s cash in trust post redemption and the PIPE Financing, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing and sufficient to fund its operations until it commences commercial production of the Factorial solid-state battery, assuming Factorial is able to do so as currently contemplated. Factorial may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, competitive pressures, and regulatory developments, among other developments. To the extent that Factorial’s current resources are insufficient to satisfy its cash requirements, Factorial may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Factorial expects, Factorial may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Based on its current operating plan, the Company estimates that its cash and cash equivalents as of the date of this filing will be sufficient to fund its operating expenses and capital expenditure requirements into the first quarter of 2028. The Company has based this estimate on assumptions that may prove to be wrong and could deplete its liquid resources sooner than it currently expects.

Cash Flows

The following table provides a summary of Factorial’s cash flow data for the periods indicated:

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Amount in thousands
Net cash provided (used in) operating activities	$(6,120)	$(6,103)	$17	0.3%
Net cash provided (used in) investing activities	(487)	(172)	$315	183.1%
Net cash provided (used in) financing activities	3,302	(205)	$3,507	N/M

Cash Flows from Operating Activities

Factorial’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As Factorial continues to ramp up hiring for technical headcounts to accelerate its developmental efforts, Factorial expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $6.1 million for the three months ended March 31, 2026, and 2025 and primarily represents payments on employee compensation and benefits, R&D materials, facilities, and professional fees. The payments were offset by an increase in receivables under collaboration agreements of $2.2 million during the three months ended March 31, 2026. Receivables under collaboration agreements decreased by $0.5 million during the three months ended March 31, 2025.

Cash Flows from Investing Activities

Factorial’s cash flows used in investing activities, to date, have been comprised of purchases of property and equipment and purchases and disposals of equipment. Factorial expects the costs to acquire property and equipment to increase in the near future as it builds pilot and sample production lines for its FEST Silicon and Solstice programs.

Net cash used from investing activities was $0.5 million and $0.2 million for the three months ended March 31, 2026, and 2025, respectively, which was used for property and equipment purchases. The 2026 purchases were entirely to support production in Korea.

Cash Flows from Financing Activities

Through March 31, 2026, Factorial has financed its operations primarily through the sale of equity and equity-linked securities. In addition, in January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million

Net cash from financing activities was $3.3 million for the three months ended March 31, 2026, and primarily represents proceeds from issuance of convertible notes, offset by the payment of deferred transaction costs. Net cash used in financing activities was $.2 million for the three months ended March 31, 2025, and primarily represents principal payments on the Company’s former finance lease for the Methuen, Massachusetts facility.

Contractual Obligations and Commitments

Factorial leases its headquarters space in Billerica, Massachusetts (the “Billerica Sublease”) under a single sublease classified as an operating lease expiring on October 30th, 2032. The Billerica Sublease does not contain any provision for an extension. Factorial also leased laboratory and office space in Tallahassee, Florida (the “Tallahassee Lease”) under a single lease classified as an operating lease that expired at the end of its term on February 28th, 2025. Additionally, Factorial leases laboratory and storage space, which includes offices, in Woburn, Massachusetts (the “Woburn Lease”) under a single lease classified as an operating lease expiring on April 30, 2028. The Woburn Lease does not contain any provision for extension. Finally, Factorial leased laboratory and manufacturing space, which included offices, in Methuen, Massachusetts (the “Methuen Lease”) under a single lease classified as a financing lease. The Methuen Lease was terminated on October 18, 2025. Factorial has not commenced negotiations with respect to extending the Billerica Sublease or the related lease between the applicable sublessor from whom the Company subleases such property and the ultimate lessor, but intends to do so prior to the expiration thereof.

In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the notes were converted into shares issued by Factorial in conjunction with the Business Combination and exchanged for shares of PubCo Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Off-Balance Sheet Arrangements

Factorial is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies

Factorial’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, Factorial is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. There have been no significant changes to our critical accounting policies in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the Proxy Statement/Prospectus.

Critical Accounting Estimates

There have been no significant changes to our critical accounting estimates in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the Proxy Statement/Prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Each of Factorial and CGC is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare Factorial’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. PubCo may continue to qualify as an “emerging growth company” after the Business Combination until the earliest of (i) such time as of which it is a “large accelerated filer”, (ii) its annual gross revenues exceed $1.235 billion, (iii) it issues more than $1 billion of non-convertible debt securities during a three-year period or (iv) the end of the fifth fiscal year after CGC’s IPO, which occurred in 2025.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included in the Proxy Statement/Prospectus for more information about recent accounting pronouncements, the timing of their adoption, and Factorial’s assessment, to the extent it has made one, of their potential impact on Factorial’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Factorial is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in Factorial’s financial instruments and financial positions represents the potential loss arising from adverse changes in interest rates. As of March 31, 2026, we had cash and cash equivalents of $25.4 million and restricted cash of $0.9 million, substantially all of which was held in interest-bearing accounts for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents.

A significant change in interest rates may also have an impact on the valuation of our equity and equity-linked instruments, as discussed in “Equity Valuations.” This could cause a material change in the carrying value of our equity and equity-linked instruments.

Foreign Currency Risk

Factorial’s U.S. entities and certain foreign subsidiaries have the U.S. dollar as their functional currency, while Factorial’s South Korea entity has the Korean Won as their functional currency. Factorial’s current and potential future subsidiaries could be expected to have other functional currencies, reflecting their principal operating markets. Once Factorial starts commercialization, it expects to be exposed to both additional currency transaction and translation risk. To date, Factorial has not hedged such exposure, although it may do so in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CGC

References in this section to “we,” “us,” “our” or the “Company” refer to Cartesian Growth Corporation III. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to CGC III Sponsor LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this Amendment. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this Quarterly Report and the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2026 (the “2025 Annual Report”). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated on October 29, 2024 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). We intend to effectuate our initial Business Combination using cash derived from the proceeds of the Initial Public Offering and the Private Placement (as defined and described below), our shares, debt or a combination of cash, shares and debt.

While we may pursue our initial Business Combination in any business industry or sector, we are focused on seeking high-growth businesses with proven or potential transnational operations or outlooks in order to capitalize on the experience, reputation, and network of our management team. Furthermore, we seek target businesses where we believe we will have an opportunity to drive ongoing value creation after our initial Business Combination is completed.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial Business Combination will be successful.

Business Combination Agreement

On December 17, 2025, the Company, Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Proposed Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Factorial. The Proposed Business Combination is expected to close in mid-2026, following the receipt of the requisite approvals of the Company’s shareholders and Factorial stockholders and the fulfillment of other customary closing conditions.

Amendment to Business Combination Agreement

On March 26, 2026, the Company, Merger Sub and Factorial entered into an Amendment to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment, among other things, (A) amends the sixth paragraph of the Preamble and inserts a new clause (a) into Section 2.1 of the Business Combination Agreement to provide that the Shareholder Redemption shall occur at least one day prior to the Domestication, thereby clarifying the timing and sequencing of the “Shareholder Redemption relative to the Domestication; (B) amends certain definitions, including the definition of “Ancillary Documents” to remove references to the “CGC Private Warrant Exchange Agreement,” the definition of “Company Convertible Notes” to mean any convertible note or other equity-linked debt instrument convertible into Equity Securities of the Company or any of its subsidiaries outstanding as of the Merger Effective Time; (C) amends clause (b)(iii) of Section 5.8 of the Business Combination Agreement to bifurcate the previously singular “Nasdaq Proposal” into two distinct proposals to be submitted to the Company’s shareholders for approval: (i) the adoption and approval of the issuance of shares in connection with the transactions contemplated by the Business Combination Agreement and (ii) the adoption and approval of the issuance of CGC Shares in connection with the PIPE Financing, and consequently update the definition of “Nasdaq Proposal” to read “Nasdaq Proposals;” and (D) amend and restate Sections 5.21 and 5.22 of the Business Combination Agreement to remove the provisions related to the Warrant Exchange.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from October 29, 2024 (inception) through March 31, 2026 were organizational activities and those necessary to prepare for the Initial Public Offering, and subsequent to the Initial Public Offering, identifying a target company for our initial Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. Subsequent to the Initial Public Offering, we generate non-operating income in the form of interest income on marketable securities held in the trust account established for the benefit of our public shareholders (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, our initial Business Combination.

For the three months ended March 31, 2026, we had a net income of $1,680,417, which consisted of interest earned on investments held in the Trust Account of $2,491,718, offset by general and administrative costs of $811,301.

For the three months ended March 31, 2025, we had a net loss of $20,449, which consisted of general and administrative costs.

Liquidity and Capital Resources and Going Concern

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of Class B ordinary shares, par value $0.0001 per share (“founder shares”), by the Sponsor and CGC III Sponsor DirectorCo LLC (“DirectorCo” and together with the Sponsor in such capacity, our “initial shareholders”), and a loan from the Sponsor pursuant to an unsecured promissory note (the “Sponsor Promissory Note”). As of May 5, 2025, we had borrowed $250,000 under the Sponsor Promissory Note, which was repaid simultaneously with the closing of the Initial Public Offering.

On May 5, 2025, we consummated the Initial Public Offering of 27,600,000 units (the “Units”) at $10.00 per Unit, which included the full exercise by the underwriters of their over-allotment option of 3,600,000 Units. Each Unit consists of one Class A ordinary share, par value $0.0001 per share (“Class A ordinary shares”), and one-half of one redeemable warrant. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 6,800,000 private placement warrants (the “Private Placement Warrants”), at a price of $1.00 per warrant, in a private placement to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the Initial Public Offering, generating gross proceeds of $6,800,000 (the “Private Placement”).

Following the Initial Public Offering, including the full exercise of the over-allotment option, and the Private Placement, a total of $276,000,000 ($10.00 per Unit) was placed in the Trust Account. We incurred $18,821,468 of transaction costs, consisting of $4,800,000 of cash underwriting commissions, $13,140,000 of deferred underwriting commissions, and $881,468 of other offering costs (including repayment of the Sponsor Promissory Note).

For the three months ended March 31, 2026, cash used in operating activities was $227,953. Net income of $1,680,417 was affected by interest earned on investments held in the Trust Account of $2,491,718. Changes in operating assets and liabilities provided $583,348 of cash for operating activities. For the three months ended March 31, 2025, cash used in operating activities was $0. Net loss of $20,449 was affected by payment of expenses through promissory note – related party of $20,449.

As of March 31, 2026, we had marketable securities held in the Trust Account of $285,868,994 (including approximately $9,868,994 of interest income) consisting of mutual funds primarily invested in U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions and less taxes payable, if any), net of redemptions, to complete our initial Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2026, we had cash of $396,210. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial Business Combination, and to pay for directors and officers liability insurance premiums.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the funds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

In connection with our assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that our liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Completion Window.

We believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such initial Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an agreement to pay the Sponsor an aggregate of $10,000 per month for office space, utilities and secretarial and administrative support. We began incurring these fees on May 1, 2025 and will continue to incur these fees monthly until the earlier of the completion of our initial Business Combination and our liquidation.

We granted the underwriters of the Initial Public Offering a 45-day option from May 1, 2025, the effective date of the registration statements for the Initial Public Offering, to purchase up to an additional 3,600,000 Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On May 2, 2025, the underwriters fully exercised their over-allotment option, closing on the 3,600,000 additional Units simultaneously with the Initial Public Offering.

The underwriters of the Initial Public Offering are entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account, other than the gross proceeds from Units sold pursuant to the underwriters’ over-

allotment option, and 6.50% of the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, or $13,140,000 in the aggregate. Subject to the terms of the underwriting agreement for the Initial Public Offering, the deferred underwriting discount (i) will become payable to such underwriters from the amounts held in the Trust Account solely in the event that we complete our initial Business Combination and (ii) will be waived by such underwriters in the event that we do not complete our initial Business Combination.

On December 17, 2025, we entered into a Fee Modification Agreement with Cantor in connection with its contemplated business combination with Factorial Inc., pursuant to which Cantor agreed to modify the previously agreed $13,140,000 deferred underwriting commission. If the business combination with Factorial Inc. is consummated, we (or the target or successor) will pay Cantor a non-refundable modified deferred fee payable at closing equal to $3.75 million plus amounts based on the value of public shares not redeemed in the transaction, subject to an aggregate cap of $13.0 million.

The holders of the founder shares (and the Class A ordinary shares issuable upon conversion of the founder shares), Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and private placement equivalent-warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require us to register a sale of any of our securities held by them and any other securities of the Company acquired by them prior to the consummation of our initial Business Combination pursuant to a registration rights agreement signed on May 1, 2025, the effective date of the registration statements for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial Business Combination. Notwithstanding anything to the contrary, Cantor may only make a demand on one occasion and only during the five-year period beginning from the commencement of sales in the Initial Public Offering. In addition, Cantor may participate in a “piggy-back” registration only during the seven-year period beginning from the commencement of sales in the Initial Public Offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Estimates and Accounting Policies

The preparation of the unaudited condensed financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. We have identified the following critical accounting estimates and accounting policies:

Warrant Instruments

We accounted for the public warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. The public warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance.

The fair value of the public warrants at issuance was determined using a Monte Carlo simulation model. The valuation required the use of significant assumptions, including expected share price volatility, risk-free interest rate, market-implied probability of completing a business combination, our share price, and the expected remaining term of the warrants. Changes in these assumptions could have a material impact on the estimated fair value of the warrants.

Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with our liquidation, or if there is a shareholder vote or tender offer in connection with our initial Business Combination. In accordance with ASC 480-10-S99, we classify public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within our control. We recognize changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our condensed balance sheets.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of shares of ordinary shares outstanding for the period. We have two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,600,000 Class A ordinary shares in the aggregate. As of March 31, 2026 and December 31, 2025, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in our earnings.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$25,449	$28,891
Receivables under collaboration agreements (includes $0 and $1,000 as related party as of March 31, 2026, and December 31, 2025, respectively)	3,360	1,152
Deferred transaction costs	3,468	1,423
Prepaid expenses and other current assets (includes $910 and $1,110 as related party as of March 31, 2026, and December 31, 2025, respectively)	1,718	1,425
Total current assets	33,995	32,891
Restricted cash	884	881
Property and equipment, net	20,206	21,276
Operating lease right-of-use assets, net	7,266	7,576
Other non-current assets (related party)	40	160
TOTAL ASSETS	$62,391	$62,784
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes $30 and $190 as related party, as of March 31, 2026, and December 31, 2025, respectively)	$656	$741
Accrued expenses	4,128	2,981
Operating lease liabilities, current portion	1,401	1,357
Total current liabilities	6,185	5,079
Operating lease liabilities, net of current portion	6,817	7,180
Convertible promissory notes - related parties, at fair value	20,296	18,889
Convertible promissory notes, at fair value	4,600	—
Warrant liabilities for Series B-1 and Series D redeemable convertible preferred stock (includes $2,803 and $2,770 to related parties as of March 31, 2026, and December 31, 2025, respectively)	3,484	3,378
Total liabilities	41,382	34,526
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock (Note 9):
Series A-1 redeemable convertible preferred stock, $0.0001 par value; 1,234,568 shares authorized, issued and outstanding as March 31, 2026, and December 31, 2025. Liquidation preference of $3,000 as of March 31, 2026, and December 31, 2025	327	327
Series A-2 redeemable convertible preferred stock, $0.0001 par value; 2,362,204 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $6,000 as March 31, 2026, and December 31, 2025	655	655
Series B-1 redeemable convertible preferred stock, $0.0001 par value; 2,738,469 shares authorized; 2,718,539 shares issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $22,166 as of March 31, 2026, and December 31, 2025	2,169	2,169
Series C-1 redeemable convertible preferred stock, $0.0001 par value; 3,570,724 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $28,423 as of March 31, 2026, and December 31, 2025	28,303	28,303
Series C-2 redeemable convertible preferred stock, $0.0001 par value; 2,513,698 shares authorized, issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $26,857 as of March 31, 2026, and December 31, 2025	26,013	26,013
Series D redeemable convertible preferred stock, $0.0001 par value; 7,625,734 shares authorized; 5,950,204 shares issued and outstanding as of March 31, 2026, and December 31, 2025. Liquidation preference of $202,385 as of March 31, 2026, and December 31, 2025	192,185	192,185
Total redeemable convertible preferred stock	249,652	249,652
Stockholders’ deficit:
Common stock, $0.0001 par value; 32,000,000 shares authorized as of March 31, 2026, and December 31, 2025. 5,068,690 and 5,039,438 shares issued and outstanding as of March 31, 2026, and December 31, 2025, respectively	—	—
Additional paid-in capital	36,285	34,661
Accumulated deficit	(264,151)	(255,576)
Accumulated other comprehensive loss	(743)	(445)
Treasury stock, at cost; 108,466 shares as of March 31, 2026, and December 31, 2025	(34)	(34)
Total stockholders’ deficit	(228,643)	(221,394)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT	$62,391	$62,784

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development, net (includes $0 and $24 of related party research and development reimbursement, net, during the three months ended March 31, 2026, and 2025, respectively)	$(1,942)	$(6,754)
Selling, general and administrative (includes $88 and $44 of related party expenses, during the three months ended March 31, 2026, and 2025, respectively)	(4,549)	(6,368)
Loss from operations	(6,491)	(13,122)
Other (expense) income, net:
Financing costs related to issuance of convertible promissory notes	(37)	—
Change in fair value of convertible promissory notes – related parties	(1,407)	—
Change in fair value of convertible promissory notes	(300)	—
Change in fair value of warrant liabilities (includes related party loss of $33 and $0 during the three months ended March 31, 2026, and 2025, respectively)	(106)	—
Other (expenses) income, net	(234)	252
Total other (expenses) income, net	(2,084)	252
Loss before provision for income taxes	(8,575)	(12,870)
Provision for income taxes	—	—
Net loss	$(8,575)	$(12,870)
Net loss attributable to common stockholders - basic and diluted (Note 12)	$(8,575)	$(12,870)
Net loss per share attributable to common stockholders - basic and diluted (Note 12)	$(1.70)	$(2.57)
Weighted-average common stock outstanding - basic and diluted (Note 12)	5,056,994	5,016,149

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net loss	$(8,575)	$(12,870)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(298)	8
Other comprehensive income (loss), net of tax	$(298)	$8
Comprehensive loss	$(8,873)	$(12,862)
Comprehensive loss attributable to stockholders	$(8,873)	$(12,862)

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

(In thousands, except share data)

	REDEEMABLE
	CONVERTIBLE						ACCUMULATED
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		OTHER	TREASURY	TOTAL
	$0.0001 PAR VALUE		$0.0001 PAR VALUE		PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCK	STOCKHOLDERS’
Three Months Ended March 31, 2026	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME (LOSS)	AT COST	DEFICIT
Balance as of December 31, 2025	18,349,937	$249,652	5,039,438	$—	$34,661	$(255,576)	$(445)	$(34)	$(221,394)
Issuance from stock option exercises	—	—	29,252	—	90	—	—	—	90
Stock based compensation	—	—	—	—	1,534	—	—	—	1,534
Foreign currency translation adjustments	—	—	—	—	—	—	(298)	—	(298)
Net loss	—	—	—	—	—	(8,575)	—	—	(8,575)
Balance as of March 31, 2026	18,349,937	$249,652	5,068,690	$—	$36,285	$(264,151)	$(743)	$(34)	$(228,643)

	REDEEMABLE
	CONVERTIBLE						ACCUMULATED
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		OTHER	TREASURY	TOTAL
	$0.0001 PAR VALUE		$0.0001 PAR VALUE		PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCK	STOCKHOLDERS’
Three Months Ended March 31, 2025	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME (LOSS)	AT COST	DEFICIT
Balance as of December 31, 2024	18,349,937	$249,652	5,016,051	$—	$25,193	$(181,731)	$76	$(34)	$(156,496)
Issuance from stock option exercises	—	—	300	—	2	—	—	—	2
Stock based compensation	—	—	—	—	3,857	—	—	—	3,857
Foreign currency translation adjustments	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(12,870)	—	—	(12,870)
Balance as of March 31, 2025	18,349,937	$249,652	5,016,351	$—	$29,052	$(194,601)	$84	$(34)	$(165,499)

See accompanying notes to unaudited condensed consolidated financial statements.

FACTORIAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(8,575)	$(12,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	882	2,191
Non-cash lease expenses and amortization	310	302
Stock-based compensation	1,534	3,857
Change in fair value and financing cost of convertible promissory notes	337	—
Change in fair value of convertible promissory notes – related parties	1,407	—
Change in fair value of warrant liability	106	—
Loss on disposal of property and equipment	9	7
Unrealized foreign exchange loss	487	51
Non-cash interest	—	39
Changes in operating assets and liabilities:
Receivables under collaboration agreements	(2,208)	545
Prepaid expenses and other current assets	(306)	70
Other non-current assets	120	—
Accounts payable	(174)	5
Accrued expenses	271	(2)
Operating lease liabilities	(320)	(298)
Net cash used in operating activities	(6,120)	(6,103)
Cash flows from investing activities:
Property and equipment expenditures	(482)	(172)
Advances on property and equipment	(5)	—
Net cash used in investing activities	(487)	(172)
Cash flows from financing activities:
Proceeds from stock option exercises	90	2
Principal paid on finance lease liability	—	(207)
Deferred transaction costs paid	(1,051)	—
Financing costs related to issuance of convertible promissory notes	(37)	—
Proceeds from convertible promissory notes	4,300	—
Net cash provided (used) in financing activities	3,302	(205)
Effects of exchange rate change on cash, cash equivalents and restricted cash	(134)	(36)
Net change in cash, cash equivalents and restricted cash	(3,439)	(6,516)
Beginning cash, cash equivalents and restricted cash	29,772	51,421
Ending cash, cash equivalents and restricted cash	$26,333	$44,905
Supplemental disclosures:
Cash paid for interest	$—	$146
Non-cash investing and financing activities:
Deferred transaction costs included in accounts payable and accrued expenses	$1,723	$—
The following table presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$25,449	$41,719
Restricted cash	884	3,186
Total cash, cash equivalents and restricted cash	$26,333	$44,905

See accompanying notes to unaudited condensed consolidated financial statements.

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Note 1 - The Company

Nature of Operations

Factorial Inc. (“Factorial”, the “Company”, or “we”) is a developer and manufacturer of advanced battery energy storage technologies and solid-state battery (“SSB”) technology. The technologies developed are expected to create a more sustainable future with high-performance batteries for electric vehicles, homes, and critical applications.

de-SPAC Transaction

On December 17, 2025, Cartesian Growth Corporation III, a Cayman Islands exempted company (“CGC”), Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (“BCA”). CGC, a publicly traded special purpose acquisition company (“SPAC”) was listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CGCT”.

On June 5, 2026, the Merger Sub, a wholly-owned subsidiary of CGC, merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of CGC (the “Merger”). In connection with the Merger, CGC was renamed Factorial Energy, Inc. (“PubCo”). PubCo became listed on the Nasdaq under the new ticker symbol “FAC” (“de-SPAC Transaction”). PubCo received gross proceeds of approximately $112,100 in connection with the de-SPAC Transaction and the sale of a private placement of PubCo Series A Common Stock, prior to the payment of transaction expenses (“de-SPAC and PIPE Proceeds”). These unaudited condensed consolidated financial statements do not reflect the impact of the de-SPAC Transaction, since it was closed subsequent to March 31, 2026.

Basis of Presentation

The accompanying interim condensed consolidated financial statements and notes to the condensed consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”) for interim financial information as organized in the Accounting Standards Codification (“ASC”) administrated by the Financial Accounting Standards Board (“FASB”). The accompanying interim Condensed Consolidated Balance Sheet as of March 31, 2026, the interim Condensed Consolidated Statements of Operations, Comprehensive Loss, Redeemable Convertible Preferred Stock and Stockholders’ Deficit, and the interim Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2026 and 2025, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2026 and its result of operations for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s audited annual consolidated financial statements for the year ended December 31, 2025, included in the proxy statement/prospectus filed by CGC on May 6, 2026. The accounting policies applied in the preparation of these interim condensed consolidated financial statements are consistent with those disclosed in the Company’s audited consolidated financial statements and accompanying notes. The disclosures provided herein include only those policies that have been newly adopted or updated during the interim period, if any.

Prior to the receipt of the de-SPAC and PIPE Proceeds, the Company determined that its existing liquidity was not sufficient to fund operations for at least twelve months from the date of issuance of its audited annual consolidated financial statements, which raised substantial doubt about the Company’s ability to continue as a going concern. The Company has experienced net losses and negative cash flows from operations since its inception. The Company expects it will continue to incur significant costs including research and development expenses related to its ongoing operations until it successfully develops a commercial product and achieves revenues adequately to support the Company’s operations. However, Factorial believes that its cash on hand, including the net proceeds from the de-SPAC and PIPE Proceeds will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing. Accordingly, management has concluded that the substantial doubt

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

about the Company’s ability to continue as a going concern has been alleviated. Factorial may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with Original Equipment Manufacturers (“OEMs”) and tier-one automotive suppliers or other suppliers, supply chain challenges, competitive pressures, and regulatory developments, among other developments. To the extent that Factorial’s current resources are insufficient to satisfy its cash requirements, Factorial may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Factorial expects, Factorial may be forced to decrease its level of investment in product development or scale back its operations.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its four wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements in accordance with the provisions under ASC Topic 810 Consolidation.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reporting period. On an ongoing basis, the Company’s management evaluates its estimates, judgments, and methodologies. Significant estimates and assumptions in the consolidated financial statements include those related to warrant liabilities, convertible promissory notes and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Collaboration Arrangements and Partnership Agreements

The Company enters into collaborative arrangements with various parties individually through joint development agreements (“JDAs”) to evaluate and test its technology. The agreements are executed in anticipation of entering into either a purchasing agreement for the Company’s sellable products or jointly developing a commercialized product. As part of the JDAs, the counterparty may either reimburse the Company for certain costs incurred through a fixed fee payment or per unit payment or share certain costs with the Company.

The Company assesses each collaborative arrangement to determine whether it is in scope for ASC Topic 808, Collaborative Arrangements (“ASC 808”). In making the determination, the Company considers whether the arrangement involves joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. All of the JDAs entered into by the Company have been concluded to be arrangements within the scope of ASC 808. As a result, payments received/paid from/to the counterparties have been netted against the research and development expenses incurred by the Company.

The Company assesses each collaborative arrangement to determine whether it is in scope for ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). In making the determination, the Company considers if some or all aspects of the arrangement represent a transaction with a customer. All of the JDAs entered into by the Company to date have been concluded to be arrangements outside the scope of ASC 606. As a result, no revenue has been recognized by the Company.

For the three months ended March 31, 2026, and 2025, the Company recognized approximately $3,410 and $34, respectively in expense reimbursements from arrangements, which are recorded net within research and development expenses on the condensed

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

consolidated statements of operations. The Company had one partner that accounted for $3,360 in expense reimbursements for the three months ended March 31, 2026.

In February 2026, the Company entered into a new development agreement with PowerCo SE (“PowerCo”). The development agreement has various terms and conditions and has a term of fifteen months; however, PowerCo has the right to terminate under certain conditions. The Company entered into this development agreement for purposes of assessing its technology through evaluation and testing of its batteries.

In January 2026, the Company entered into a partnership agreement with a note holder as further described in Note 7. The partnership agreement includes up to $900 of consideration for the performance of research and development services to the note holder.

Deferred Transaction Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to transaction costs. Prior to the completion of the transaction (potential business combination with Cartesian Growth Corporation III) as mentioned in Note 1 of the audited annual consolidated financial statements for the year ended December 31, 2025, direct transaction costs are capitalized as deferred transaction costs. If the transaction is completed, the deferred transaction costs are charged to additional paid-in capital and offset the proceeds received from the potential business combination. As of March 31, 2026, and December 31, 2025, the Company had $3,468 and $1,423 of deferred transaction costs incurred, respectively.

Convertible Promissory Notes, Fair Value

During January 2026, the Company entered into Note Purchase Agreements and a Convertible Promissory Note Agreement pursuant to which it could receive proceeds up to $5,340 (the “January 2026 Notes”) from new investors. The Company determined that it is eligible for the fair value option election in connection with the Convertible Promissory Notes. The Convertible Promissory Notes meet the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC Topic 825 Financial Instruments (“ASC 825”). At the date of issuance, the fair value of the Convertible Promissory Notes were derived using the scenario-based method (“SBM”) as further described in Note 3. The fair value option election was made to enhance the relevance and transparency of information presented related to the features embedded in the Convertible Promissory Notes.

Changes in the fair value of the Convertible Promissory Notes are recorded as gains or losses in the Company’s consolidated statements of operations in each reporting period. For the three months ended March 31, 2026, the Company recorded a loss on the change in fair value of convertible promissory notes of $300.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. After completion of the business combination described in Note 15, the Company expects it will be considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “Jobs Act”). The Jobs Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides optional practical expedients intended to simplify the application of the current expected credit loss model to current trade accounts receivable and current contract assets arising from revenue transactions under Topic 606. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

adopted the guidance effective January 1, 2026. The adoption did not have a material impact on its accounting policies, financial position, results of operations, or cash flows, given the short-term nature and historically no loss experience of its trade receivables and contract assets.

New Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE) (“ASU 2024-03”), requiring additional disclosure of the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The amendment in this update applies to all public business entities and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the provisions of the amendments and the impact on its disclosures.

Note 3 - Fair Value Measures

The Company’s financial assets subject to fair value measurements on a recurring basis. The following table presents information about the Company’s financial assets and liabilities measured at fair value and the level of input utilized to determine such fair values (in thousands):

	Fair value measurements as of March 31, 2026
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$10,245	$10,245	$—	$—
Money market (included in restricted cash)	884	884	—	—
Total Assets	$11,129	$11,129	$—	$—
Liabilities:
Warrant liability Series B-1	$681	$—	$—	$681
Warrant liability Series D	2,803	—	—	2,803
Convertible promissory notes – related parties	20,296	—	—	20,296
Convertible promissory notes	4,600	—	—	4,600
Total Liabilities	$28,380	$—	$—	$28,380

	Fair value measurements as of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Money market (included in cash and cash equivalents)	$14,152	$14,152	$—	$—
Money market (included in restricted cash)	881	881	—	—
Total Assets	$15,033	$15,033	$—	$—
Liabilities:
Warrant liability Series B-1	$608	$—	$—	$608
Warrant liability Series D	2,770	—	—	2,770
Convertible promissory notes – related parties	18,889	—	—	18,889
Convertible promissory notes	—	—	—	—
Total Liabilities	$22,267	$—	$—	$22,267

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

The following table presents a roll-forward of the aggregate fair values of the Company’s Warrant liabilities and the Company’s Convertible promissory notes for which fair value is determined by Level 3 inputs (in thousands):

				Convertible
				Promissory
		Warrant	Warrant	Notes	Convertible
		Liability	Liability	Related	Promissory
	Total	Series B - 1	Series D	Parties	Notes
December 31, 2024	$1,148	$114	$1,034	$—	$—
Issuance of convertible promissory notes	—	—	—	—	—
Loss on issuance	—	—	—	—	—
Change in fair value	—	—	—	—	—
March 31, 2025	$1,148	$114	$1,034	$—	$—
Issuance of convertible promissory notes	10,000	—	—	10,000	—
Loss on issuance	4,500	—	—	4,500	—
Change in fair value	6,619	494	1,736	4,389	—
December 31, 2025	$22,267	$608	$2,770	$18,889	$—
Issuance of convertible promissory notes	4,300	—	—	—	4,300
Loss on issuance	—	—	—	—	—
Change in fair value	1,813	73	33	1,407	300
March 31, 2026	$28,380	$681	$2,803	$20,296	$4,600

Certain of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as accounts payable, accrued expenses, and other current liabilities.

Warrant Liability Series B-1

In connection with the issuance of Series B-1 redeemable convertible preferred stock of the Company (“Series B-1”) on October 28, 2019, the Company entered into a warrant agreement with Massachusetts Development Finance Agency, or its registered assignees to purchase 19,930 Series B-1 redeemable convertible preferred stock (“Series B-1 Warrant Agreements”). The warrant was issued at a purchase price of $0.81 per share, with a maturity date of February 1, 2029, or the closing of the Company’s Initial Public Offering.

Warrant Liability Series D

In connection with the issuance of Series D redeemable convertible preferred stock of the Company (“Series D”) on November 30, 2021, the Company entered into a warrant for preferred stock with each of Mercedes-Benz Investment Company LLC and Stellantis(each a “Holder”) (“Series D Agreement”). Upon closing of the Series D Agreement, Mercedes-Benz Investment Company LLC and its affiliates (“Mercedes-Benz”) and Stellantis became related parties to the Company. During 2022, the Warrant Agreements were amended and restated with both Stellantis and Mercedes-Benz to eliminate certain milestone-based provisions. The Amended Warrants modified the original agreements by setting the number of shares issuable upon exercise at a fixed 137,814 shares per Holder at a fixed price of $27.2105 per share. The warrants have a maturity date of February 1, 2029, or the closing of the Company’s Initial Public Offering. The Amended Warrants remain consistent with the Warrant Agreements to require settlement through the issuance of the then most senior redeemable convertible preferred stock of the Company to the Holder. At inception, the monetary value of the obligation is based on a fixed monetary amount known at inception.

To estimate the fair value of the Series B-1 and D Warrant Agreements, the Company applied the Probability Weighted Equity Return Method (“PWERM”). Under this approach, the Company develops multiple scenarios and ascribes a probability weighting to each scenario and related estimated fair value. Key inputs and assumptions in the PWERM include the probability and the estimated value of the security in each liquidity scenario, in addition to scenario specific assumptions. The two scenarios used in the valuation of the Series B-1 and D Warrant Agreements are a SPAC Exit scenario and Option Pricing Method scenario. The Company applied a

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

90% weighting to the SPAC Exit Scenario and 10% to the Option Pricing Method (“OPM”) scenario as of March 31, 2026. The Company applied a 75% weighting to the SPAC Exit Scenario and 25% to the OPM scenario as of December 31, 2025.

The following are assumptions used in valuing the Series B-1 and D Warrant Agreements in the SPAC Exit scenario, as of March 31, 2026:

	Series B-1	Series D
Discount rate	25%	25%
Expected life (in years)	0.20	0.20
Future projected price per share	$37.76	$37.76
Strike price	$0.08	$27.21

The following are assumptions used in valuing the Series B-1 and D Warrant Agreements in the SPAC Exit scenario, as of December 31, 2025:

	Series B-1	Series D
Discount rate	25%	25%
Expected life (in years)	0.38	0.38
Future projected price per share	$37.76	$37.76
Strike price	$0.08	$27.21

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the SPAC Exit scenario are the discount rate and the expected life. The future projected price per share is estimated based on the SPAC purchase price as outlined in the Company’s Business Combination Agreement. The discount rate reflects current market assessments of the time of value of money and the risks specific to the Company given its stage of development.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event.

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements in the OPM scenario, as of March 31, 2026:

	Series B-1	Series D
Share value	$18.16	$33.61
Assumed volatility	90%	37%
Assumed risk-free interest rate	3.8%	3.8%
Expected life (in years)	2	2
Expected dividends	—	—

The following are the assumptions used in valuing the Series B-1 and D Warrant Agreements in the OPM scenario, as of December 31, 2025:

	Series B-1	Series D
Share value	$18.14	$33.71
Assumed volatility	90%	37%
Assumed risk-free interest rate	3.5%	3.5%
Expected life (in years)	2	2
Expected dividends	—	—

The significant unobservable inputs used in the fair value measurement of the Series B-1 and D warrant liability in the OPM scenario are the equity value of the Company, the expected life and assumed volatility. The equity value of the Company is derived from a discounted cash flow analysis based on the Company’s best estimates of future cash flows. The assumptions underlying these

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

valuations include projected future revenue and cash flows, discount rates, market adjustments and multiples, selection of comparable companies, the lack of marketability of our equity, and probability of possible future events, including the expected time to liquidity. These underlying assumptions represent our best estimates at the time they were made, which involves inherent uncertainty and the application of judgment. Changes to the key assumptions and estimates used in the valuations could result in materially different fair values of our common and preferred stock at each valuation date.

The expected life is based upon the fact that the Warrant Agreements would not persist through a liquidity event, and therefore the expected life is based upon management’s estimated holding period to an exit/liquidity event. The expected volatility is based upon observed historical volatilities of a cohort of guideline public companies. Equity allocation mechanics are based upon the distribution waterfall as outlined in the Company’s operating agreement. Significant increases (decreases) in the equity value, the expected life, or the assumed volatility, could result in significantly higher (lower) fair value measurements.

As of March 31, 2026, the Company had reserved 295,558 shares of common stock for potential conversion of Series B-1 and D Warrants.

Convertible Promissory Notes – Related Parties

To estimate the fair value of the August 2025 Notes, the Company applied the SBM method. The fair value of the August 2025 Notes includes an estimate of the value of accrued interest. The significant unobservable inputs used in the fair value measurement of the August 2025 Notes are the underlying share value, the expected life, assumed volatility, assumed discount rate, share value, and the probability of scenarios.

The assumptions used in determining the fair value of the August 2025 Notes under the SBM during the three months ended March 31, 2026, were as follows:

Series D
Three Months Ended
March 31, 2026
SPAC Exit Scenario	85%
Qualified Financing Scenario	7.5%
Dissolution Scenario	7.5%
Assumed volatility	40%
Assumed risk-free interest rate	3.7%
Expected life (in years)	0.50
Assumed discount rate	20%
Share value	$37.35

The assumptions used in determining the fair value of the August 2025 Notes under the SBM as of December 31, 2025, were as follows:

Series D
December 31, 2025
SPAC Exit Scenario	75%
Qualified Financing Scenario	15%
Dissolution Scenario	10%
Assumed volatility	40%
Assumed risk-free interest rate	3.50%
Expected life (in years)	0.75
Assumed discount rate	20%
Share value	$34.47

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

To estimate the share value of the Series D redeemable convertible preferred stock we used a PWERM. The two scenarios used in the estimation of the Series D redeemable convertible preferred stock are a SPAC Exit scenario and Option Pricing Method scenario. As of March 31, 2026, we applied a 85% weighting to the SPAC Exit scenario and 15% weighting to the Option Pricing Method scenario.

Convertible Promissory Notes

To estimate the fair value of the January 2026 Notes, the Company applied the SBM method. The fair value of the January 2026 Notes includes an estimate of the value of accrued interest. The significant unobservable inputs used in the fair value measurement of the January 2026 Notes are the underlying share value, the expected life, assumed volatility, assumed discount rate, share value, and the probability of scenarios.

The assumptions used in determining the fair value of the January 2026 Notes under the SBM during the three months ended March 31, 2026, were as follows:

	Three Months Ended
	March 31, 2026	January 26, 2026
SPAC Exit Scenario	85%	80%
Qualified Financing Scenario	7.5%	10%
Dissolution Scenario	7.5%	10%
Expected life (in years)	0.50	0.68
Assumed discount rate	20%	20%

Note 4 - Property and Equipment

Property and equipment, net consists of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Leasehold improvements	$10,680	$10,680
Machinery and equipment	16,081	16,315
Furniture and fixtures	414	419
Computer and software	211	216
Buildings	1,160	1,227
Building Fixtures	1,256	1,206
Land	3,196	3,382
Advances on purchases of property and equipment	617	632
Total	$33,615	$34,077
Accumulated depreciation	(13,409)	(12,801)
Total	$20,206	$21,276

Advances on purchases of property and equipment are payments made before the related asset (such as machinery and equipment) are delivered and are not depreciated until the asset is placed in service.

Depreciation expense totaled $882 and $1,984 for the three months ended March 31, 2026, and 2025, respectively, and was recorded as operating expenses in the condensed consolidated statements of operations. Depreciation expense was allocated as $850 and $1,775 to research and development expense, net and $32 and $209 to selling, general and administrative expenses for the three months ended, March 31, 2026, and 2025, respectively.

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Note 5 - Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Accrued compensation and benefits	$838	$760
Accrued audit and tax services	166	67
Accrued legal and professional	320	172
Accrued transaction costs	2,327	1,423
Accrued other	477	559
Total accrued expenses	$4,128	$2,981

NOTE 6 – CONVERTIBLE PROMISSORY NOTES – RELATED PARTIES

The following table shows the components of the Company’s indebtedness (in thousands):

Three Months Ended
March 31, 2026
Total convertible promissory notes - related parties, at fair value as of December 31, 2025	$18,889
Change in fair value	1,407
Total convertible promissory notes - related parties, at fair value	$20,296

NOTE 7 – CONVERTIBLE PROMISSORY NOTES

During January 2026, the Company issued the January 2026 Notes pursuant to which it could receive proceeds up to $5,340. The January 2026 Notes bear interest of 5% per annum and mature on either August 1, 2028 or January 1, 2029. The January 2026 Notes provide the holders with certain conversion features including: a mandatory conversion upon a qualified financing event, an optional conversion upon a non-qualified financing event and an optional conversion upon an acquisition of the Company.

Concurrently with the issuance of the January 2026 Notes, the Company entered into a partnership agreement with a note holder. Pursuant to the partnership agreement, the Company may receive up to $2,240 in total consideration. The deliverables of the partnership agreement coincide with payments to the Company on the convertible note. Deliverables under the partnership agreement are aligned with, and contingent upon, funding milestones under the convertible note, which provide for up to $1,340 in aggregate principal funding to the Company of which $300 in proceeds have been received as of March 31, 2026, with an issuance cost of $37. The note holder had the option to request funding in part or in full. Subsequently, on May 18, 2026, the Company received the remaining proceeds of $1,040. In addition, the partnership agreement includes up to $900 of consideration for the performance of research and development services to the note holder.

The following table shows the components of the Company’s indebtedness (in thousands):

Three Months Ended
March 31, 2026
Convertible promissory notes principal balance	$4,300
Change in fair value	300
Total convertible promissory notes, at fair value	$4,600

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Note 8 - Commitments and Contingencies

Leases

The Company’s leases include various operating leases for offices, laboratory space, and storage space, expiring at various dates through November 2032. Many leases include one or more options to renew. The Company does not assume renewals in the determination of the lease term unless the renewals are deemed to be reasonably certain. The Company’s finance lease for the facility in Methuen, Massachusetts was terminated in October 2025. Fixed rent generally escalates each year, and the Company is responsible for a portion of the landlords’ operating expenses such as property tax, insurance, and common area maintenance.

The components of lease expenses recorded within the condensed consolidated statements of operations for the three months ended March 31, 2026, and 2025 are as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Finance lease costs:
Amortization of right-of-use assets	$—	$207
Interest on financing lease liabilities	—	185
Total finance lease costs	—	392
Operating lease costs:
Operating lease expenses	480	497
Variable lease expenses	217	199
Short-term lease expenses	—	18
Total operating lease costs	697	714
Total lease expenses	$697	$1,106

Other information related to agreements treated as finance and operating leases was as follows:

	Three Months Ended March 31,
	2026	2025
Operating cash flows from operating leases	$(489)	$(493)
Financing cash flows from finance lease	$—	$(353)

	As of
	March 31, 2026	December 31, 2025
Weighted-average remaining lease term – operating leases (years)	5.5	5.9
Weighted-average discount rate – operating leases	8.04%	8.05%
Remaining lease term – finance lease (years)	—	—
Discount rate – finance lease	N/A	N/A

The remaining lease obligations are substantially unchanged from year end.

Legal Proceedings

From time to time, the Company may be subject to legal claims or be party to legal proceedings arising in the normal course of business. While the outcome of such claims or proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company is party to an arbitration, initiated on March 14, 2025, before the International Centre for Dispute Resolution. A hearing was conducted in June 2026, and post-hearing submission are due in July 2026. The hearing is regarding a contractual dispute in which a vendor is seeking $4,900 in damages, interest, and other relief. The Company does not believe that such payment is owed,

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

is defending against such claims, and it has asserted counterclaims. The Company believes that a loss is neither probable nor remote and is unable to reasonably estimate the amount or range of possible loss due to the stage of the proceedings and the uncertainty regarding the resolution of the competing claims.

Note 9 - Redeemable Convertible Preferred Stock

No redeemable convertible preferred stock was issued, converted, or redeemed during the three months ended March 31, 2026. Total carrying value remains $249,652. Terms and rights are unchanged from the audited annual consolidated financial statements for the year ended December 31, 2025.

Note 10 - Common Stock

The Company was authorized to issue 32,000,000 shares of its common stock as of March 31, 2026, and December 31, 2025. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the Preferred Stockholders set forth in Note 9 - Redeemable Convertible Preferred Stock.

Each share of common stock entitles the holder to one vote, together with the Preferred Stockholders, on all matters submitted to a vote of the Company’s stockholders. Terms and rights are unchanged from the audited annual consolidated financial statements for the year ended December 31, 2025.

Total common shares issued and outstanding were 5,068,690 as of March 31, 2026.

Note 11 - Stock Based Compensation

Equity Compensation Plans

The 2019 Stock Incentive Plan (the “2019 Plan”), was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate the grants of stock options and restricted stock to employees, officers and directors, non-employee advisors and consultants in exchange for certain services. Awards granted under the 2019 Plan are issued at the discretion of the Board of Directors. Awards generally vest over four years; however, vesting terms are subject to terms set forth by the Board of Directors when the award is granted. Stock options granted under the 2019 Plan expire 10 years from the date of grant, which was subsequently amended.

Share-Based Compensation Awards

The Company estimates the fair value of stock options with service conditions and performance conditions using the Black-Scholes valuation model. The resulting fair value is recorded as compensation cost on a straight-line basis over the requisite service period. The key inputs and assumptions used to estimate the fair value of stock options include the value of the underlying stock at grant date, expected term, stock price volatility, the appropriate annual risk-free rate, and expected annual dividend yield.

Given the Company’s lack of historical data, the Company’s estimate of the expected term was calculated in accordance with the simplified method. Additionally, the Company has identified publicly traded comparable companies with similar characteristics (e.g., lithium battery manufacturing) whose historical stock price volatilities were used in the estimation of expected volatility. The risk-free interest rate is based on the U.S. Treasury zero coupon instrument with a duration/term that equals the expected term calculated by the Company.

For stock options with performance conditions, vesting is also subject to service conditions; however, the number of options that ultimately vest also depends on the attainment of certain predefined performance criteria. Note that stock options with performance conditions were issued to two strategic consultants of the Company and the performance criteria are related to the achievement of certain third-party purchase orders and contracts. No stock options with performance conditions were granted during the three months ended March 31, 2026.

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

The assumptions made for purposes of estimating the fair value under the Black Scholes valuation model for stock options granted during the three months ended March 31, 2026 and 2025 were as follows:

Three Months Ended March 31,
	2026	2025
Expected term of options (years)	5.00 - 6.07	5.00 - 6.06
Risk free interest rate	3.83% - 3.98%	4.02% - 4.43%
Volatility	60.92% - 65.79%	64.37% - 65.81%
Expected dividend yield	—	—
Common stock grant date fair value per share	$25.18 - $27.78	$3.23
Option grant date fair value per share	$13.89 - $17.42	$1.87 - $2.03

For the three months ended March 31, 2026, and 2025, the Company recorded stock-based compensation expense of $1,534 and $3,857, respectively. The following table provides stock-based compensation expense by class reflected in the Company’s condensed consolidated statements of operations related to stock options (including stock options with performance conditions) for the three months ended March 31, 2026, and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Research and development	$240	$347
Selling, general and administrative	1,294	3,510
Total	$1,534	$3,857

Stock Options

The following table summarizes stock option activity for the three months ended March 31, 2026, and 2025:

			Weighted-
			Average
			Remaining
		Weighted-	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Options	Exercise Price	(Years)	(in thousands)
Outstanding as of December 31, 2024 (1)	5,085,269	$6.78	7.28	$1,172
Granted	594,691	3.23
Exercised	(300)	8.21		—
Cancelled or forfeited	(555,215)	3.86
Outstanding as of March 31, 2025	5,124,445	$3.00	7.11	$1,172
Options vested and expected to vest as of March 31, 2025 (2)	5,004,445	$3.00	7.08
Exercisable as of March 31, 2025	3,696,298	$2.91	6.68	$1,172

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

			Weighted-
			Average
			Remaining
		Weighted-	Contractual	Aggregate
	Number of	Average	Term	Intrinsic Value
	Options	Exercise Price	(Years)	(in thousands)
Outstanding as of December 31, 2025 (3)	5,546,772	$3.83	6.94	$31,996
Granted	33,580	25.45
Exercised	(29,252)	3.10	667
Cancelled or forfeited	(12,179)	5.08
Outstanding as of March 31, 2026	5,538,921	$4.03	6.72	$131,528
Options vested and expected to vest as of March 31, 2026 (4)	5,448,921	$4.05	6.71
Exercisable as of March 31, 2026	4,436,262	$3.06	6.18	$109,673
(1)	Includes 245,628 of stock options subject to performance conditions
(2)	Does not include 120,000 stock options subject to performance conditions which are improbable as of March 31, 2025.
(3)	Includes 215,628 of stock options subject to performance conditions
(4)	Does not include 90,000 stock options subject to performance conditions which are improbable as of March 31, 2026.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. As of March 31, 2026 there was $6,803 of total unrecognized stock-based compensation expense to be recognized over a weighted-average period of 4 years, respectively. As of March 31, 2026, the Company had $656 of total unrecognized stock-based compensation expense included in the total above for stock options with performance conditions currently considered not probable of achievement.

Note 12 - Net Loss Per Common Share

Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Basic and diluted losses per share are calculated as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2026	2025
Numerator:
Net loss	$(8,575)	$(12,870)
Net loss attributable to common stockholders—basic and diluted	$(8,575)	$(12,870)
Denominator:
Weighted average number of common shares outstanding	5,056,994	5,016,149
Net loss per share attributable to common stockholders—basic and diluted	$(1.70)	$(2.57)

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

The following common stock equivalents were excluded from the calculation of diluted loss per share attributable to common stockholders because their inclusion would have been anti-dilutive:

	Three Months Ended March 31,
	2026	2025
Series A-1 redeemable convertible preferred stock	1,234,568	1,234,568
Series A-2 redeemable convertible preferred stock	2,362,204	2,362,204
Series B-1 redeemable convertible preferred stock	2,718,539	2,718,539
Series C-1 redeemable convertible preferred stock	3,570,724	3,570,724
Series C-2 redeemable convertible preferred stock	2,513,698	2,513,698
Series D redeemable convertible preferred stock	5,950,204	5,950,204
Preferred stock warrants	295,558	295,558
Preferred stock issued upon conversion of convertible promissory notes (1)	560,024	—
Options to purchase common stock	5,538,921	5,124,445
Restricted stock units	1,394,670	1,414,922
(1)	Due to the multiple conversion options provided for within the Company’s convertible promissory notes, the Company applied the if-converted method to the calculation of the anti-dilutive shares underlying such notes to determine the estimated shares that the notes would convert into as of March 31, 2026. This assumption included consideration of the multiple conversion features and applying probability weightings to an assumed price of approximately $38 per share ($19 per share after applying the 50% discount).

NOTE 13 – SEGMENT INFORMATION

The Company conducts business as a single operating segment. In reaching this conclusion, management considers the definition of the (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, and how that information is used to make operating decisions, allocate resources, and assess performance. The Company’s CODM is the chief executive officer. The results of operations provided to and analyzed by the CODM are at the consolidated level which is the level that the CODM manages the business, allocates resources, makes key resource decisions, and assesses performance.

The key measure of segment profit and loss that the CODM uses to allocate resources and assess performance is the Company’s net loss. The table below shows a reconciliation of the Company’s net loss, including the significant expense categories regularly provided to and reviewed by the CODM, as computed under U.S. GAAP to the Company’s total net loss in the condensed consolidated statements of operations:

	Three Months Ended March 31,
	2026	2025
Operating expenses
Reimbursement from JDAs and others	$3,410	$34
Payroll expense	(5,860)	(8,133)
Occupancy expense	(859)	(1,497)
Professional service expense	(916)	(606)
Research and development expense	(933)	(537)
Depreciation expense	(882)	(1,984)
Other operating expense	(451)	(399)
Loss from operations	$(6,491)	$(13,122)
Total other income (expense), net	(2,084)	252
Net loss	$(8,575)	$(12,870)

Assets provided to CODM are consistent with those reported on the condensed consolidated balance sheet with particular emphasis on the company’s available liquidity, including its cash and cash equivalents reduced by current liabilities. All long-lived assets are maintained in, and all losses are attributable to the United States of America and South Korea.

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

NOTE 14 - Related Party Transactions

Collaboration Arrangements

The Company has established JDAs with various partners with some of the partners also making investments in the Company through the purchase of preferred shares. In connection with the Series D Agreements, the Company entered into both Warrant and JDA agreements with Mercedes-Benz and Stellantis.

Uwe Keller, a member of the Company’s Board of Directors, represents Mercedes-Benz who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. For the three months ended March 31, 2026, the Company recognized no expense reimbursements for the services provided under the JDA with Mercedes-Benz. For the three months ended March 31, 2025, the Company recognized $24 in expense reimbursements for the services provided under the JDA with Mercedes-Benz, which are recorded net within research and development expenses on the condensed consolidated statement of operations. There were no amounts due from Mercedes-Benz as of March 31, 2026, and December 31, 2025.

Michael Bly, a member of the Company’s Board of Directors, represents Stellantis who is an investor in the Company’s Preferred Stock and holder of Series D Warrants. For the three months ended March 31, 2026, and 2025, the Company recognized no expense reimbursements for the services provided under the JDA with Stellantis. There were no amounts due from Stellantis as of March 31, 2026. Amounts due from Stellantis totaled $1,000 which are included in receivables under collaboration agreements on the condensed consolidated balance sheets as of December 31, 2025.

In August 2025, the Company modified its existing JDA with Stellantis. The modified JDA required the Company to make a $2,000 payment to Stellantis for services related to the production and testing of a demo fleet. The Company and Stellantis jointly developed a production timeline as outlined in the agreement, which includes deliverables of Stellantis to the Company through June 2027 such as, module and pack safety reports, battery management system results, installation and retrofitting of test cells, and validation results of the demo fleet. In December 2025, the Company prepaid $2,000 to Stellantis for these services. As of March 31, 2026, and December 31, 2025, $40 and $160 are included in other non-current assets, respectively on the condensed consolidated balance sheets. As of March 31, 2026, and December 31, 2025, $910 and $950 are included in prepaid expenses and other current assets, respectively on the condensed consolidated balance sheets. During the three months ended March 31, 2026, $160 of expense was recognized as part of the agreement and is included in research and development expenses on the condensed consolidated statements of operations.

Consulting Arrangements

In March of 2020, the Company entered into a consulting services agreement with Joseph Taylor who also serves as Executive Chairman of the Company’s Board of Directors. For the three months ended March 31, 2026 and 2025, the Company incurred $88 and $44, respectively in expenses for consulting services provided by Joesph Taylor recorded within selling, general and administrative expenses on the condensed consolidated statements of operations. Amounts due to Joseph Taylor totaled $30 and $190 as of March 31, 2026, and December 31, 2025, respectively and are included in accounts payable.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through June 10, 2026.

As discussed in Note 1, on June 5, 2026, upon the closing of the de-SPAC Transaction, the Company became a wholly-owned subsidiary of CGC. Under the BCA, each outstanding Class A ordinary share of CGC (each, a “CGC Class A Share”), each outstanding Class B ordinary share of CGC and each outstanding preference share of CGC was converted into one share of Series A Common Stock, par value $0.00001 per share, (the “PubCo Series A Common Stock”). Each share of Factorial Common Stock (excluding treasury shares, dissenting shares and shares held by the Factorial founders) issued and outstanding as of immediately prior to the Effective Time, was automatically canceled and extinguished and exchanged for a number of shares of PubCo Series A Common Stock equal to the consideration ratio of approximately 3.67 (the “Consideration Ratio”), which was based on an implied

Factorial Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Factorial equity value of $1,100,000. Each share of Factorial Common Stock held by the Factorial Founders issued and outstanding as of immediately prior to the Effective Time, was automatically canceled and extinguished and exchanged for a number of shares of Series B Common Stock, par value $0.00001 per share (the “PubCo Series B Common Stock”) equal to the Consideration Ratio. Each share of Factorial Preferred Stock issued and outstanding as of immediately prior to the Effective Time was automatically canceled and extinguished and converted into the right to receive a number of shares of PubCo Series A Common Stock, par value $0.00001 per share, equal to the Consideration Ratio. PubCo received gross proceeds of approximately $112,100 in connection with the de-SPAC Transaction and the sale of a private placement of PubCo Series A Common Stock, prior to the payment of transaction expenses.

Additionally, and in congruence with the consummation of the de-SPAC transaction, each option to purchase Factorial Common Stock (each, a “Factorial Option”), whether vested or unvested, ceased to represent the right to purchase Factorial Common Shares and was canceled in exchange for options to purchase PubCo Series A Common Stock under the equity incentive plan adopted by CGC in advance of the Closing (the “PubCo Equity Incentive Plan”), in an amount equal to the product of (x) the number shares of Factorial Common Stock subject to such Factorial Option immediately prior to the Effective Time, multiplied by (y) the Consideration Ratio, at an exercise price per share equal to the quotient of (i) the exercise price per share of such Factorial Option immediately prior to the Effective Time, divided by (ii) the Consideration Ratio, and generally subject to the same terms and conditions that applied to the corresponding Factorial Option immediately prior to the Effective Time. Each restricted stock unit award that was outstanding with respect to Factorial Common Stock (each, a “Factorial RSU Award”), whether vested or unvested, ceased to have any rights in respect of the Factorial Common Stock and was canceled in exchange for a restricted stock unit award under the PubCo Equity Incentive Plan that settled in a number of shares of PubCo Series A Common Stock in an amount and subject to such terms and conditions, in each case, as set forth on the allocation schedule, that was generally subject to the same terms and conditions that applied to the corresponding Factorial RSU Award immediately prior to the Effective Time.

On April 1, 2026, the Company modified an outstanding equity award granted to a consultant that included performance based vesting conditions. As a result of the modification, 90,000 previously granted stock options were forfeited. Pursuant to the modification, and contingent upon the closing of the Company’s pending business combination, the Company is required to grant the consultant RSUs with an aggregate grant date fair value of $250. Additionally, the modification provides for the issuance of 100,000 RSUs subject to performance conditions as defined in the amended agreement.

On April 27, 2026, the Company entered into a definitive agreement to sell its wholly-owned subsidiary Factorial Germany GmbH for a total consideration of $6. The transaction will close at a later date, subject to the satisfaction of customary closing conditions in accordance with German law and registration with the German Commercial Register.

On May 18, 2026, the Company received $1,040 of proceeds related to the January 2026 Notes.

On June 5, 2026, the Company entered into an agreement with Clear Street LLC (“Clear Street”), pursuant to which Clear Street agreed to act as capital markets advisor to the Company for a term of twelve months. As consideration for these services, the agreement provides for the issuance to Clear Street of 100,000 shares of PubCo Series A Common Stock.

CARTESIAN GROWTH CORPORATION III

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash	$396,210	$624,163
Prepaid insurance - current	112,307	112,307
Prepaid expenses	833	3,669
Total current assets	509,350	740,139
Prepaid insurance – long term	9,359	37,435
Investments held in Trust Account	285,868,994	283,377,276
Total Assets	$286,387,703	$284,154,850

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Current Liabilities
Accrued offering costs	$75,000	$75,000
Accrued expenses	1,312,305	759,869
Total current liabilities	1,387,305	834,869
Deferred underwriting fee	13,140,000	13,140,000
Total Liabilities	14,527,305	13,974,869

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 27,600,000 shares at redemption value of approximately $10.36 and $10.27 per share as of March 31, 2026 and December 31, 2025, respectively	285,868,994	283,377,276

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 shares subject to possible redemption as of March 31, 2026 and December 31, 2025, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	690	690
Additional paid-in capital	—	—
Accumulated deficit	(14,009,286)	(13,197,985)
Total Shareholders’ Deficit	(14,008,596)	(13,197,295)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$286,387,703	$284,154,850

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$811,301	$20,449
Loss from operations	(811,301)	(20,449)

Other income:
Interest earned on investments held in Trust Account	2,491,718	—
Other income	2,491,718	—

Net income (loss)	$1,680,417	$(20,449)

Basic weighted average shares outstanding, Class A ordinary shares subject to redemption	27,600,000	—

Basic and diluted net income (loss) per share, Class A ordinary shares subject to redemption	$0.05	$—

Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,900,000	6,900,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.05	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class B		Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2025	6,900,000	$690	$—	$(13,197,985)	$(13,197,295)

Remeasurement of Class A ordinary shares to redemption amount	—	—	—	(2,491,718)	(2,491,718)

Net income	—	—	—	1,680,417	1,680,417

Balance – March 31, 2026	6,900,000	$690	$—	$(14,009,286)	$(14,008,596)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class B		Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2025(1)(2)	6,900,000	$690	$24,310	$(42,620)	$(17,620)

Net loss	—	—	—	(20,449)	(20,449)

Balance – March 31, 2025(1)(2)	6,900,000	$690	$24,310	$(63,069)	$(38,069)
(1)	On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing its allotment to be issued to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per share data have been retrospectively presented.
(2)	Includes an aggregate of up to 900,000 founder shares that were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As such, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$1,680,417	$(20,449)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of operation costs through promissory note	—	20,449
Interest earned on marketable securities held in Trust Account	(2,491,718)	—
Changes in operating assets and liabilities:
Prepaid expenses	2,836	—
Long term prepaid insurance	28,076	—
Accrued expenses	552,436	—
Net cash used in operating activities	(227,953)	—

Cash Flows from Investing Activities:
Net cash used in investing activities	—	—

Cash Flows from Financing Activities:
Net cash used in financing activities	—	—

Net Change in Cash	(227,953)	—
Cash - Beginning of period	624,163	—
Cash - End of period	$396,210	$—

Non-Cash investing and financing activities:
Prepaid services contributed by Sponsor through promissory note – related party	$—	$—
Remeasurement of Class A ordinary shares to redemption value	2,491,718	—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	—
Deferred costs included in accrued offering costs	—	273,763
Deferred offering costs paid through promissory note – related party	—	165,299
Deferred offering costs applied to prepaid expense	—	3,202
Deferred underwriting fee payable	—	—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Cartesian Growth Corporation III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on October 29, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Prior to the consummation of its initial public offering (“Initial Public Offering”), the Company had not, nor had anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of March 31, 2026, the Company has not commenced any operations. All activity for the period from October 29, 2024 (inception) through March 31, 2026 relates to the Company’s formation and the Initial Public Offering, which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. Subsequent to the Initial Public Offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, which have been placed in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is CGC III Sponsor LLC (the “Sponsor”). The registration statements for the Company’s Initial Public Offering became effective on May 1, 2025. On May 5, 2025, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,800,000 Private Placement Warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters of the Initial Public Offering, at a price of $1.00 per warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,821,468, consisting of $4,800,000 of cash underwriting fee, $13,140,000 of deferred underwriting fee and $881,468 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering on May 5, 2025, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Warrants, was placed in a trust account (the “Trust Account”) and initially invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering, or by such earlier date as the Company’s board of directors may approve, or such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s amended and restated memorandum and articles of association (the “Articles”) approved by the Company’s shareholders (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Articles to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable), divided by the number of then-outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, CGC III Sponsor DirectorCo LLC (“DirectorCo”), and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent registered public accounting firm), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable), provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 23, 2026. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Liquidity and Capital Resources and Going Concern

The Company’s liquidity needs up to March 31, 2026 had been satisfied through the loan from the Sponsor under an unsecured promissory note (the “Sponsor Promissory Note”) of up to $250,000 (see Note 5). As of March 31, 2026, the Company had $396,210 cash and a working capital deficit of $877,955.

In order to fund finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, the Company had no borrowings under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Completion Window.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the accompanying unaudited condensed financial statements (see Note 9).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $396,210 and $624,163 in cash and no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Investments Held in Trust Account

As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account, amounting to $285,868,994 and $283,377,276, respectively, were held in mutual funds primarily invested in U.S. Treasury Bills with a maturity of 185 days or less.

Investments held in the Trust Account are presented at fair value at each condensed balance sheet date, with unrealized gains and losses resulting from changes in fair value included in earnings as a component of interest and dividend income earned on investments held in the Trust Account in the accompanying statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the relative fair value method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the public warrants and Private Placement Warrants were charged to shareholder’s deficit as public warrants and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. As of March 31, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to public warrants	(3,132,600)
Class A ordinary shares issuance cost	(18,586,890)
Plus:
Remeasurement of carrying value to redemption value	29,096,766
Class A ordinary shares subject to possible redemption, December 31, 2025	$283,377,276
Plus:
Remeasurement of carrying value to redemption value	2,491,718
Class A ordinary shares subject to possible redemption, March 31, 2026	$285,868,994

Warrant Instruments

The Company accounted for the public warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Remeasurement associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,600,000 Class A Ordinary Shares in the aggregate. As of March 31, 2026 and December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2026		2025
		Non-		Non-
	Redeemable	redeemable	Redeemable	redeemable
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,344,334	$336,083	$—	$(20,449)
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	—	6,900,000
Basic and diluted net income (loss) per ordinary share	$0.05	$0.05	$—	$(0.00)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on May 5, 2025, the Company sold 27,600,000 Units, which includes a full exercise by the underwriters of their over-allotment option of 3,600,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of March 31, 2026 and December 31, 2025, there were 20,600,000 warrants outstanding, including 13,800,000 public warrants and 6,800,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and from our Initial Public Offering), and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price above be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on May 5, 2025, the Sponsor and Cantor purchased an aggregate of 6,800,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,800,000. Of those 6,800,000 Private Placement Warrants, the Sponsor purchased 4,400,000 Private Placement Warrants and Cantor purchased 2,400,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the public warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor and/or its designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

The Sponsor, DirectorCo, and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 12, 2024, the Sponsor and DirectorCo made a capital contribution of an aggregate of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued an aggregate of 5,750,000 founder shares to the Sponsor and DirectorCo. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the Lock-up.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $250,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due at the earlier of May 31, 2025 or the closing of the Initial Public Offering. As of May 5, 2025, the Company had borrowed $250,000 under the Sponsor Promissory Note and was simultaneously paid with the closing of the Initial Public Offering. Borrowings under the Sponsor Promissory Note are no longer available.

Administrative Services Agreement

Commencing on May 1, 2025, the effective date of the registration statements for the Initial Public Offering, the Company entered into an agreement with the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. For the three months ended March 31, 2026 and 2025, the Company incurred $30,000 and $0, respectively, in fees for these services. As of March 31, 2026 and December 31, 2025, the Company had accrued $60,000 and $30,000 on the condensed balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing global conflicts in the Middle East, Europe, and Latin America. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

On July 4, 2025, the U.S. government enacted tax reform, commonly referred to as the One Big Beautiful Bill Act (“OBBB”). OBBB amends U.S. tax law, including provisions related to bonus depreciation, interest expense limitation, research and development, global intangible low-taxed income, foreign derived intangible income and base erosion and anti-abuse tax. The Company evaluated

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

the provisions of the OBBB and determined that adoption of the new law did not have a material impact on its unaudited condensed financial statements or related disclosures.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the founder shares (and the Class A ordinary shares issuable upon conversion of the founder shares), Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants), and private placement equivalent-warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 1, 2025, the effective date of the registration statements for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding anything to the contrary, Cantor may only make a demand on one occasion and only during the five-year period beginning from the commencement of sales in the Initial Public Offering. In addition, Cantor may participate in a “piggy-back” registration only during the seven-year period beginning from the commencement of sales in the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from May 1, 2025, the effective date of the registration statements for the Initial Public Offering, to purchase up to an additional 3,600,000 Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On May 2, 2025, the underwriters fully exercised their over-allotment option, closing on the 3,600,000 additional Units simultaneously with the Initial Public Offering.

The underwriters were entitled to a cash underwriting discount of $4,800,000, which was paid in cash to the underwriters at the closing of the Initial Public Offering.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.50% of the gross proceeds of the Initial Public Offering held in the Trust Account, other than the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, and 6.50% of the gross proceeds from Units sold pursuant to the underwriters’ over-allotment option, or $13,140,000 in the aggregate upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On December 17, 2025, the Company entered into a Fee Modification Agreement with Cantor in connection with its contemplated business combination with Factorial Inc., pursuant to which Cantor agreed to modify the previously agreed $13,140,000 deferred underwriting commission. If the business combination with Factorial Inc. is consummated, the Company (or the target or successor) will pay Cantor a non-refundable modified deferred fee payable at closing equal to $3.75 million plus amounts based on the value of public shares not redeemed in the transaction, subject to an aggregate cap of $13.0 million.

Business Combination Agreement

On December 17, 2025, the Company, Fenway MS, Inc., a Delaware corporation (“Merger Sub”), and Factorial Inc., a Delaware corporation (“Factorial”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Factorial. The Business

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Combination is expected to close in mid-2026, following the receipt of the requisite approvals of the Company’s shareholders and Factorial stockholders and the fulfillment of other customary closing conditions.

Amendment to Business Combination Agreement

On March 26, 2026, the Company, Merger Sub and Factorial entered into an Amendment to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment, among other things, (A) amends the sixth paragraph of the Preamble and inserts a new clause (a) into Section 2.1 of the Business Combination Agreement to provide that the redemption of the Company’s shares in connection with the Closing of the Business Combination (the “Shareholder Redemption”) shall occur at least one day prior to the Domestication, thereby clarifying the timing and sequencing of the Shareholder Redemption relative to the Domestication; (B) amends certain definitions, including the definition of “Ancillary Documents” to remove references to the “CGC Private Warrant Exchange Agreement”, the definition of “Company Convertible Notes” to mean any convertible note or other equity-linked debt instrument convertible into Equity Securities of the Company or any of its subsidiaries outstanding as of the Merger Effective Time; (C) amends clause (b)(iii) of Section 5.8 of the Business Combination Agreement to bifurcate the previously singular “Nasdaq Proposal” into two distinct proposals to be submitted to the Company’s shareholders for approval: (i) the adoption and approval of the issuance of shares in connection with the transactions contemplated by the Business Combination Agreement and (ii) the adoption and approval of the issuance of shares in connection with the PIPE Financing (as defined below), and consequently update the definition of “Nasdaq Proposal” to read “Nasdaq Proposals;” and (D) amend and restate Sections 5.21 and 5.22 of the Business Combination Agreement to remove the provisions related to an exchange of the Company’s Public Warrants and Private Placement Warrants (the “Warrant Exchange”).

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Sponsor and Factorial entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor, as a holder of the Company’s Class B ordinary shares (the “Sponsor Shares”), has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the closing of the Business Combination, (v) be subject to certain transfer restrictions provided in the bylaws to of New Factorial become effective at the closing of the Business Combination, and (vi) waive redemption rights with respect to the Sponsor Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

On March 26, 2026, Sponsor and Factorial entered into an Amendment to the Sponsor Support Agreement (the “SSA Amendment”). The SSA Amendment (a) deletes the provision in Section 1 of the Sponsor Support Agreement that required the Sponsor, until the closing of the Business Combination or the earlier termination of the Business Combination Agreement, to cause all of its Private Placement Warrants to be present for quorum purposes at any meeting or written consent of the Company warrant holders and to vote or consent such warrants in favor of the warrant agreement amendment contemplated by the Warrant Exchange; and (b) amends and restates Section 2 of the Sponsor Support Agreement in its entirety to read “[Reserved.],” thereby removing the provisions relating to the Warrant Exchange.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Stock Purchase Agreement (the “Sponsor Stock Purchase Agreement”) with an affiliate of the Sponsor (the “Sponsor Investor”) and a Stock Purchase Agreement (the “Institutional Investor Stock Purchase Agreement,” and together with the Sponsor Stock Purchase Agreement, “Investor Stock Purchase Agreements”) with a certain institutional investor (the “Institutional Investor,” and together with the Sponsor Investor, the “PIPE Investors”).

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Pursuant to the Investor Stock Purchase Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, at the closing of the Business Combination, an aggregate of 9,927,184 shares of New Factorial Series A Common Stock, at an average subscription price of $10.08 per share (assuming a Redemption Price (as defined in the Company’s certificate of incorporation) of $10.30 per share) for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Institutional Investor subscribed for 7,500,000 shares of New Factorial Series A Common Stock at a subscription price of $10.00 per share, and the Sponsor Investor subscribed for 2,427,184 shares of New Factorial Series A Common Stock (assuming a Redemption Price of $10.30 per share) at a subscription price equal to the Redemption Price. Pursuant to the Investor Stock Purchase Agreements, the Sponsor will transfer at the closing of the Business Combination (which transfer may be indirectly through forfeiture and reissuance) an aggregate of 750,000 shares of New Factorial Series A Common Stock to the Institutional Investor and 250,000 shares of New Factorial Series A Common Stock to the Sponsor Investor. The average subscription prices are $9.09 per share and $9.34 per share for the Institutional Investor and the Sponsor Investor, respectively, assuming a Redemption Price of $10.30 per share and taking into account the foregoing transfers from the Sponsor.

Registration Rights Agreement

In connection with the closing of the Business Combination, New Factorial (the resulting post-Closing entity, “New Factorial”), Sponsor, Cantor and certain stockholders of Factorial will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, New Factorial will agree that, within 30 calendar days following the closing of the Business Combination, New Factorial will file with the SEC (at New Factorial’s sole cost and expense) a registration statement registering the resale of certain shares of New Factorial Series A Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Factorial will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At March 31, 2026 and December 31, 2025, there were no shares of Class A ordinary shares issued or outstanding, excluding the 27,600,000 shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On November 12, 2024, the Company issued an aggregate of 5,750,000 Class B ordinary shares to the Sponsor and DirectorCo for $25,000, or approximately $0.004 per share. On May 1, 2025, pursuant to a share recapitalization, the Company issued an additional 1,150,000 founder shares to the Sponsor (with DirectorCo waiving its entitlement to be issued additional founder shares in connection therewith and directing the Company to issue its allotment to the Sponsor), resulting in the Company’s initial shareholders holding an aggregate of 6,900,000 founder shares. On May 2, 2025, the underwriters exercised their over-allotment option in full, which was settled as part of the closing of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 founder shares are no longer subject to forfeiture by the Sponsor.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares; by public shareholders in connection with an initial business combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act (Revised) of the Cayman Islands, as the same may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Articles or as required by the Companies Act (Revised) of the Cayman Islands, as the same may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the Articles, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Articles, such actions include amending the Articles and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Articles may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

	Level	March 31, 2026	December 31, 2025
Investments held in Trust Account	1	$285,868,994	$283,377,276

The fair value of the public warrants at issuance was $3,132,600 or $0.227 per public warrant. The fair value of the private warrants at issuance was $1,567,638 or $0.231 per private warrant. The fair value of public and private warrants were determined using Monte Carlo Simulation Model. The public and private warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance.

The following table presents the quantitative information regarding market assumptions used in the valuation of the public and private warrants

May 5, 2025
Volatility	5.7%
Risk free rate	3.79%
Market implied likelihood of completing a Business Combination	17.2%
Share price	$9.886
Weighted terms (Yrs)	2.86

The market implied likelihood of completing a Business Combination was determined by analyzing the quoted market prices of the rights for similar companies that included rights in their units. The criteria used was:

Criteria	Low	High
IPO proceeds ($M)	55	250
Warrant coverage	—	1
Rights coverage (per unit)	0.05	0.20
Remaining months to complete	9	22

CARTESIAN GROWTH CORPORATION III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	March 31, 2026	December 31, 2025
Cash	$396,210	$624,163
Investments held in Trust Account	$285,868,994	$283,377,276

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$811,301	$20,449
Interest earned on investments held in Trust Account	$2,491,718	$—

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date and through the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20. Indemnification of Officers And Directors

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 21. Exhibits And Financial Statement Schedules

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
3.2	Bylaws of Factorial Energy Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 10, 2026).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of RSM US LLP.
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature pages hereto).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*Filed herewith.

Item 22. Undertakings

1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first Class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.
6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on the 10th day of June, 2026.

Date: June 10, 2026	FACTORIAL ENERGY INC.

	By:	/s/ Siyu Huang
	Name:	Siyu Huang
	Title:	Co-founder, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Siyu Huang, Richard Wei and Jason Duva, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siyu Huang	Co-founder, Chief Executive Officer and Director	June 10, 2026
Siyu Huang	(Principal Executive Officer)

/s/ Richard Wei	Chief Financial Officer	June 10, 2026
Richard Wei	(Principal Financial Officer)

/s/ Jay Scuteri	VP, Finance	June 10, 2026
Jay Scuteri	(Principal Accounting Officer)

/s/ Alex Yu	Co-Founder, Chief Technical Officer and Director	June 10, 2026
Alex Yu

/s/ Joseph M. Taylor	Executive Chairperson	June 10, 2026
Joseph M. Taylor

/s/ Uwe Keller	Director	June 10, 2026
Uwe Keller

/s/ Liad Meidar	Director	June 10, 2026
Liad Meidar

/s/ Dieter Zetsche	Director	June 10, 2026
Dieter Zetsche

/s/ Jon Nelson	Director	June 10, 2026
Jon Nelson